Filed Pursuant to Rule 424(b)(3)

Registration No. 333-222612

PROSPECTUS

3,286,127 Shares

PERSHING GOLD CORPORATION

Common Stock

PROSPECTUS

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,286,127 shares of our common stock, par value $0.0001 per share, which includes (i) 2,347,236 shares of our common stock and (ii) 938,891 shares shares of our common stock issuable upon exercise of warrants, each issued to the selling stockholders in a private placement (the “Private Placement”) completed on December 19, 2017. In the Private Placement we issued 2,347,236 units to certain accredited investors, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock at an exercise price of $3.40 per share.

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see the section entitled “Plan of Distribution” beginning on page 57 of this prospectus).  We will not receive any proceeds from the sale of these shares by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock trades on the Nasdaq Global Market (“Nasdaq”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “PGLC.” On January 17, 2018, the last reported sale price of our common stock as reported on Nasdaq was $2.43 and on the TSX was CDN$3.06.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2018.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and our historical financial statements and related notes included in this prospectus. As used in this prospectus, unless otherwise specified, references to the “Company,” “we,” “our” and “us” refer to Pershing Gold Corporation and, unless otherwise specified, its subsidiaries.

Overview

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon Mine. None of our properties contain proven and probable reserves, and our activities on all of our properties are exploratory in nature.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance quickly to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also are reviewing strategic opportunities, focused primarily in Nevada.

Relief Canyon Mine Property

Our Relief Canyon property rights currently total approximately 27,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 100 leased unpatented mining claims, and 2,228 acres of leased and 3,739 acres of subleased private lands.  As currently defined by exploration drilling, most of the Relief Canyon deposit is located on property that is subject to a 2% net smelter return production royalty, with a portion of the deposit located on property subject to net smelter return production royalties totaling 4.5%.  The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Since our acquisition of the Relief Canyon Mine property in 2011, our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit.

During the year ended December 31, 2017, we focused primarily on engineering and other work related to the potential commencement of mining at the Relief Canyon Mine; continuing permitting and bonding; and financing efforts. An overview of certain significant events follows:

•	We drilled 14 holes, totaling approximately 5,800 feet, at our Blackjack Project Area, located approximately nine miles south of our Relief Canyon Mine.

•	In May 2017, Mine Development Associates of Reno, Nevada (“MDA”) completed a preliminary feasibility study (“PFS”) on the Relief Canyon Mine. The PFS indicates the possibility of a viable mine and recommended work should continue on advancing the Relief Canyon Mine to a production decision.

•	During the quarter ended March 31, 2017, we successfully completed the environmental permitting process and have secured all necessary permits to restart and expand the Relief Canyon Mine. As part of the permitting process we increased our statewide surface management surety bonds with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada from approximately $5.6 million to approximately $12.3 million.

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•	On March 29, 2017, we entered into a Mining Sublease with Newmont USA Ltd. (“Newmont”) granting us the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine.

Corporate Information

We were incorporated in Nevada on August 2, 2007 under the name “Excel Global, Inc.” and operated as a web-based service provider and consulting company. On September 27, 2010, we changed our name to “The Empire Sports & Entertainment Holdings Co.” and commenced the promotion and production of sports and entertainment events as our sole line of business which we operated until September 1, 2011 when we exited the sports and entertainment business. We began acquiring mining exploration properties in May 2011, and on May 16, 2011, we changed our name to “Sagebrush Gold Ltd.” and on February 27, 2012 to “Pershing Gold Corporation” due to our focus on exploration for gold in Pershing County, Nevada.

Our principal executive offices are located at 1658 Cole Boulevard, Building 6-Suite 210, Lakewood, CO 80401 and our telephone number is 720-974-7254. We maintain a website at www.pershinggold.com, which contains information about us. Our website and the information contained in and connected to it are not a part of this prospectus.

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THE OFFERING

The following summary describes the principal terms of the offering, but is not intended to be complete.  See “Selling Stockholders” and “Plan of Distribution” in this prospectus for a more detailed description of the selling stockholders, the terms and conditions of the distribution of the shares of common stock and the shares of common stock issuable upon the exercise of warrants, and the offering.  For a more detailed description of our common stock and warrants to purchase our common stock, see “Description of Securities.”

Common stock offered by the selling stockholders:	3,286,127 shares of common stock, all of which were issued or are issuable to the selling stockholders in the Private Placement.

Common stock assumed outstanding on January 16, 2018 and after this offering:	33,544,125(1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders.

Nasdaq and TSX symbol:	PGLC

Risk factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of outstanding shares before and after the offering includes the 938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement and excludes the following shares of common stock, none of which are being offered by this prospectus:

•	3,163,051 shares of common stock issuable upon conversion of the Series E Convertible Preferred Stock based on a conversion price of $353.571;

•	1,794,453 shares of common stock issuable upon the exercise of outstanding options;

•	3,495,376 shares of common stock issuable upon the exercise of outstanding warrants; and

•	1,052,850 shares of common stock issuable pursuant to restricted stock units.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or which we currently consider to be immaterial may also impair our business. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the value of our securities would likely decline and you may lose all or a part of your investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

We have no proven or probable reserves on our properties and we do not know if our properties contain any gold or other minerals that can be mined at a profit.

The properties on which we have the right to explore for gold and other minerals do not contain mineral reserves and we do not know if any deposits of gold or other minerals can be mined at a profit. Whether a gold or other mineral deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of the gold or other minerals which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection. We are also obligated to pay production royalties on certain of our mineral production, including a net smelter royalty of 2% on production from most of our Relief Canyon Mine property, with a portion of the deposit located on property subject to net smelter return production royalties totaling 4.5%, which would increase our costs of production and make our ability to operate profitably more difficult. We are also obligated to pay a net smelter royalty of up to 5% on production from some of our claims and lands.

We are an exploration stage company and have conducted exploration activities only since 2011. We reported a net loss for the year ended December 31, 2016 and in the subsequent fiscal quarters ending with the September 30, 2017 fiscal quarter, and expect to incur operating losses for the foreseeable future.

Our evaluation of our Relief Canyon Mine property is primarily based on historical production data and on new exploration data that we have developed since 2011, supplemented by historical exploration data. Our plans for recommencing mining and processing activities at the Relief Canyon Mine property are still being developed, as are our exploration programs on the Relief Canyon expansion properties. Accordingly, we are not yet in a position to estimate expected amounts of minerals, yields or values or evaluate the likelihood that our business will be successful. We have not earned any revenues from mining operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties and commencement of mining activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, costs and expenses that may exceed current estimates and the requirement for external funding to continue our business. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We reported a net loss of approximately $15.6 million for the year ended December 31, 2016 and a net loss of approximately $9.1 million for the nine months ended September 30, 2017. We expect to incur significant losses into the foreseeable future. Our monthly burn rate for all costs during the nine months ended September 30, 2017 was approximately $0.7 million, including $0.6 million for general and administrative costs (including all employee salaries, public company expenses, consultants, and land holdings costs) and $0.1 million for exploration activities. If we are unable to raise sufficient additional external funding to commence mining and processing at Relief Canyon, including in this offering and future offerings and financings, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

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Exploring for gold and other minerals is inherently speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration (currently our only business), and gold exploration in particular, is a business that by its nature is very speculative. We may not be able to establish mineral reserves on our properties or be able to mine any gold or any other minerals on a profitable basis. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological conditions, fires, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

The mining industry is capital intensive and we may be unable to raise necessary funding.

We spent approximately $11.3 million on our business and exploration during the year ended December 31, 2016. Our total costs for business and exploration in 2017 was $10.1 million. In addition to anticipated G&A and exploration costs in 2018, in order to commence mining at Relief Canyon, based on the estimates contained in the PFS, we currently expect to incur capital expenditures and working capital expenditures of approximately $35 million. To pursue the commencement of production at Relief Canyon, additional external financing would be required. Such additional financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives. We may be unable to secure additional financing on terms acceptable to us, or at all. Our inability to raise additional funds would prevent us from achieving our business objectives and would have a negative impact on our business, financial condition, results of operations and the value of our securities. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders may be diluted and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our common stock. Such securities may also be issued at a discount to the market price of our common stock, resulting in possible further dilution to the book value per share of common stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Although we entered into a non-binding term sheet with Sprott Resource Lending (“Sprott”), as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity and Capital Resources,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, after further negotiations, the Company and Sprott decided not to enter into a binding agreement.

Unanticipated problems or delays may negatively affect our ability to commence mining and processing activities at Relief Canyon.

If we were to decide to pursue the commencement of mining and processing activities at Relief Canyon, additional external financing, in addition to this offering and the Private Placement, would be required.  Although the Relief Canyon Mine currently has an available leach pad and processing facility and we have senior mine and processing personnel in place, we would be required to obtain mining equipment (which could be through purchase, lease, contract mining or a combination of these), hire employees for the mine and the processing plant, purchase materials and supplies, commence mining, leaching and processing activities, and continue these activities as well as the corporate activities currently conducted for a number of months until sufficient positive cash flow is produced by gold sales to fund all of these ongoing activities. We may suffer significant delays or cost overruns as a result of a variety of factors, such as increases in the prices of materials, mining or processing problems, unanticipated variations in mined materials, shortages of workers or materials, transportation constraints, adverse weather, equipment failures, fires, damage to or destruction of property and equipment, environmental problems, unforeseen difficulties or labor issues, any of which could delay or prevent us from commencing or ramping up mining and processing. If our start-up were prolonged or delayed or our costs were higher than anticipated, we could be unable to obtain sufficient funds to cover the additional costs, and our business could experience a substantial setback. Prolonged problems could have a material adverse effect on our business, consolidated financial condition or results of operations and threaten our viability.

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We are a junior exploration company with no mining activities and we may never have any mining activities in the future.

Our primary business is exploring for gold and, to a lesser extent, other minerals. If we discover commercially exploitable gold or other deposits, we will not be able to make any money from mining activities unless the gold or other deposits are actually mined, or we sell our interest. Accordingly, we will need to seek additional capital through debt or equity financing, streaming, royalty financing, forward sale arrangements, or other alternatives, find some other entity to mine our properties or operate our facilities on our behalf, enter into joint venture or other arrangements with a third party, or sell or lease the property or rights to mine to third parties. Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible. Such projects could experience unexpected problems and delays during development, construction and mine start up. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If and when we assume operational responsibility for mining on our properties, we must demonstrate that we will be able to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.

We must make annual lease payments, advance royalty and royalty payments and claim maintenance payments or we will lose our rights to our property.

We are required under the terms of the leases covering some of our property interests to make annual lease payments and advance royalty and royalty payments each year. We are also required to make annual claim maintenance payments to the BLM and pay a fee to Pershing County in order to maintain our rights to explore and, if warranted, to develop our unpatented mining claims. If we fail to meet these obligations, we will lose the right to explore for gold and other minerals on our property. Our total annual property maintenance costs payable to the BLM and Pershing County for all of the unpatented mining claims and millsites in the Relief Canyon area in 2017 were approximately $213,000, and we expect our annual maintenance costs to be approximately $213,000 in 2018. Our lease payments, advance royalty and royalty payments and claim maintenance payments are described under “BUSINESS AND PROPERTIES—Business Strategy” on page 27.

Our business is subject to extensive environmental regulations that may make exploring, mining or related activities prohibitively expensive, and which may change at any time.

All of our operations are subject to extensive environmental regulations that can substantially delay exploration and mine development and make exploration and mine development expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of exploring and other related activities on our properties, including our plan to process gold at our processing facility. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploration, mine development, or other activities, and adversely affect our financial position. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) and such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities will be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under specific federal and state operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws. We have been required to post a substantial bond under various laws relating to mining and the environment and may in the future be required to post a larger bond to pursue additional activities. For example, we must provide BLM and the Nevada Division of Environmental Protection Bureau of Mining Regulation and Reclamation (“NDEP”) additional financial assurance (reclamation bonds) to guarantee reclamation of any new surface disturbance required for drill roads, drill sites, or mine expansion. In March 2017, we increased the amount of our reclamation bond with BLM and the NDEP to approximately $12.3 million. Approximately $12.2 million of our reclamation bond covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads. Approximately $22,000 covers exploration on the Relief Canyon expansion properties. The reclamation bond was collateralized by approximately 30% of the $12.3 million bond amount, or about $3.7 million. Approximately $65,000 of the reclamation bond remains available for future mining or exploration operations. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $100,000, although we expect periodic increases due to effects of inflation.

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The government licenses and permits which we need to explore on our property may take too long to acquire or cost too much to enable us to proceed with exploration. In the event that we conclude that the Relief Canyon Mine deposit can be profitably mined, or we discover other commercially exploitable deposits, we may face substantial delays and costs associated with securing the additional government licenses and permits that could preclude our ability to develop the mine.

Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mining claims requires a permit to be obtained from the BLM, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian graves, threatened or endangered species, archeological sites or the possibility thereof, difficult access and excessive dust may all result in the need for additional permits before exploration activities can commence.

If we conclude that the Relief Canyon deposit can be profitably mined and the minable material exceeds 21 million tons, the current capacity of the leach pad, we would also need to seek an amendment of the processing facility permit to expand the capacity of the leach pad and ponds to accommodate additional material. As with all permitting processes, there is substantial uncertainty about when and if the permits will be issued. There is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted or could be challenged by third parties, which could result in protracted litigation that could cause substantial delays, or may be granted in an unacceptable timeframe or cost too much. While permitting efforts have not encountered opposition to date, proposed mineral exploration and mining projects can become controversial and be opposed by nearby landowners and communities, which can substantially delay and interfere with the permitting process. Additional permitting would also be required in the future to mine below the water table, and the BLM may require an Environmental Impact Statement to evaluate the associated impacts. Delays in or inability to obtain the necessary permits discussed above would result in unanticipated costs, which may result in serious adverse effects upon our business.

The value of our property and any other deposits we may seek or locate is subject to volatility in the price of gold.

Our ability to obtain additional and continuing funding, and our profitability if and when we commence mining or sell our rights to mine, will be significantly affected by changes in the market price of gold and other mineral deposits. Gold and other minerals prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. The price of gold may be influenced by:

•	fluctuation in the supply of, demand and market price for gold;

•	mining activities of our competitors;

•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•	interest rates;

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•	currency exchange rates;

•	inflation or deflation;

•	fluctuation in the value of the United States dollar and other currencies;

•	global and regional supply and demand, including investment, industrial and jewelry demand; and

•	political and economic conditions of major gold or other mineral-producing countries.

The price of gold and other minerals have fluctuated widely in recent years, and a decline in the price of gold or other minerals could cause a significant decrease in the value of our property, limit our ability to raise money, and render continued exploration and development of our property impracticable. If that happens, then we could lose our rights to our property or be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon gold prices remaining sufficiently high to make the development of our property economically viable.

Our property title may be challenged. We are not insured against any challenges, impairments or defects to our mining claims or title to our other properties.

Our property is comprised primarily of unpatented lode mining claims and millsites located and maintained in accordance with the federal General Mining Law of 1872 (the “General Mining Law”). Unpatented lode mining claims and millsites are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims and millsites is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations with which the owner of an unpatented mining claim or millsite must comply in order to locate and maintain a valid claim. Moreover, if we discover mineralization that is close to the claim boundaries, it is possible that some or all of the mineralization may occur outside the boundaries on lands that we do not control. In such a case we would not have the right to extract those minerals. We do not have title reports or opinions covering all of our Relief Canyon properties. The uncertainty resulting from not having title opinions for all of our Relief Canyon properties or having detailed claim surveys on all of our properties leaves us exposed to potential title defects. Defending challenges to our property title would be costly, and may divert funds that could otherwise be used for exploration activities and other purposes.

In addition, unpatented lode mining claims and millsites are always subject to possible challenges by third parties or contests by the federal government, which, if successful, may prevent us from exploiting any discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our property. We are not insured against challenges, impairments or defects to our property title.

Possible amendments to the General Mining Law and other environmental regulations could make it more difficult or impossible for us to execute our business plan.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such comprehensive legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If adopted, such legislation, if it includes concepts that have been part of previous legislative proposals, could, among other things, (i) limit on the number of millsites that a claimant may use, discussed below, (ii) impose time limits on the effectiveness of plans of operation that may not coincide with mine life, (iii) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims and millsites, (iv) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the General Mining Law, (v) allow for administrative determinations that mining would not be allowed in situations where undue degradation of the federal lands in question could not be prevented, (vi) impose royalties on gold and other mineral production from unpatented mining claims or impose fees on production from patented mining claims, and (vii) impose a fee on the amount of material displaced at a mine. Further, such legislation, if enacted, could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on our unpatented claims.

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Our ability to conduct exploration, development, mining and related activities may also be impacted by administrative actions taken by federal agencies. With respect to unpatented millsites, for example, the ability to use millsites and their validity has been subject to greater uncertainty since 1997. In November of 1997, the Secretary of the Interior (appointed by President Clinton) approved a Solicitor’s Opinion that concluded that the General Mining Law imposed a limitation that only a single five-acre millsite may be claimed or used in connection with each associated and valid unpatented or patented lode mining claim. Subsequently, however, on November 7, 2003, the new Secretary of the Interior (appointed by President Bush) approved an Opinion by the Deputy Solicitor which concluded that the mining laws do not impose a limitation that only a single five-acre millsite may be claimed in connection with each associated unpatented or patented lode mining claim. Current federal regulations do not include the millsite limitation. There can be no assurance, however, that the Department of the Interior will not seek to re-impose the millsite limitation at some point in the future.

In addition, a consortium of environmental groups has filed a lawsuit in the United District Court for the District of Columbia against the Department of the Interior, the Department of Agriculture, the BLM, and the U.S. Forest Service (“USFS”), asking the court to order the BLM and USFS to adopt the five-acre millsite limitation. That lawsuit also asks the court to order the BLM and the USFS to require mining claimants to pay fair market value for their use of the surface of federal lands where those claimants have not demonstrated the validity of their unpatented mining claims and millsites. If the plaintiffs in that lawsuit were to prevail, that could have an adverse impact on our ability to use our unpatented millsites for facilities ancillary to our exploration, development and mining activities, and could significantly increase the cost of using federal lands at our properties for such ancillary facilities.

In 2009, the U.S. Environmental Protection Agency (“EPA”) announced that it would develop financial assurance requirements under CERCLA Section 108(b) for the hard rock mining industry. On January 29, 2016, the U.S. District Court for the District of Columbia issued an order requiring that if the EPA intended to prepare such regulations, it had to do so by December 1, 2016. The EPA did comply with that order by issuing draft proposed regulations on December 1, 2016. The EPA subsequently issued its proposed rule on January 11, 2017. Under the proposed rule, owners and operators of facilities subject to the rule would have been required, among other things, to (i) notify the EPA that they are subject to the rule; (ii) calculate a level of financial responsibility for their facility using a formula provided in the rule; (iii) obtain a financial responsibility instrument, or qualify to self-assure, for the amount of financial responsibility; (iv) demonstrate that they had obtained such evidence of financial responsibility; and (v) update and maintain financial responsibility until the EPA released the owner or operator from the CERCLA Section 108(b) regulations. As drafted, those additional financial assurance obligations could have been in addition to the reclamation bonds and other financial assurances the Company has and would be required to have in place under current federal and state laws. If such requirements had been retained in the final rule, they could have required significant additional expenditures on financial assurance, which could have had a material adverse effect on the Company’s future business operations.

However, after an extended public comment period, the EPA decided on December 1, 2017 not to adopt the proposed rule, and not to impose additional financial assurance obligations on the hard rock mining industry. It is possible that one or more non-governmental organizations will file lawsuits challenging that decision.

Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

Gold exploration, and mineral exploration in general, is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.

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Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines.

Most of our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines. Accordingly, although our Senior Vice President has significant experience and expertise in environmental permitting and regulatory matters for developing and operating mines and our Chief Operating Officer has significant experience with mine operations, our management may not be fully aware of many of the other specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to some of our management’s lack of experience in the mining industry.

We may not be able to maintain the infrastructure necessary to conduct exploration activities.

Our exploration activities and any future mine development activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.

Our exploration activities and any future mine development may be adversely affected by the local climate or seismic events, which could prevent us from gaining access to our property year-round.

Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our property, or may otherwise prevent us from conducting exploration activities on our property. There may be short periods of time when the unpaved portion of the access road is impassible in the event of extreme weather conditions or unusually muddy conditions. During these periods, it may be difficult or impossible for us to access our property, make repairs, or otherwise conduct exploration or mine development activities on them.

Risks Relating to Our Organization and Our Common Stock

The trading price of the common stock may experience substantial volatility.

The trading price of our common stock may experience substantial volatility that is unrelated to our financial condition or operations. The trading price of our common stock may also be significantly affected by short-term changes in the price of gold and other minerals. The market price of our securities is affected by many other variables which may be unrelated to its success and are, therefore, not within our control. These include other developments that affect the market for all resource sector-related securities, the breadth of the public market for the common stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of the common stock is expected to make the price of the common stock volatile in the future, which may result in losses to investors.

We have relied on certain stockholders to provide significant investment capital to fund our operations.

We have in the past relied on cash infusions primarily from Frost Gamma Investments Trust (“Frost Gamma”) and one of the Company’s directors, Barry Honig. During the year ended December 31, 2012, Frost Gamma provided approximately $4.6 million in consideration for the issuance of certain of our securities. In the year ended December 31, 2013, Mr. Honig provided approximately $5.6 million to us in consideration for the issuance of shares of the Company’s Series E Preferred Stock. Additionally, Mr. Honig and Frost Gamma provided approximately $1.9 million and $150,000, respectively, to us in consideration for the issuance of shares of common stock and warrants to purchase shares of common stock in July 2014 private placements. Mr. Honig invested $150,000 in a private placement of our common stock in October 2014, $2.5 million in an April 2015 private placement, $1.25 million in a February 2016 private placement, and $3.0 million in the Private Placement. Donald Smith invested $6 million in a March 2016 private placement. Curtailment of cash investments by significant investors could detrimentally impact our cash availability and our ability to fund our operations.

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Our principal stockholders, officers and directors own a substantial interest in our voting securities, and investors may have limited voice in our management.

Our principal stockholders, Barry Honig, Donald Smith, and Levon Resources Ltd. (“Levon Resources”), as well as our officers and directors, own, in the aggregate, in excess of approximately 47.0% of our voting securities, including shares of common stock issuable upon the conversion of our Series E Preferred Stock. As of January 16, 2018, Mr. Honig, who is a director, owned 10,890,576 or approximately 29.7%, of our voting securities, Mr. Smith owned 3,251,500, or approximately 8.9%, of our voting securities, and Levon Resources owned 1,954,366, or approximately 5.3%, of our voting securities. As of that date, our officers and directors, including Mr. Honig, owned 12,030,100, or approximately 32.8%, of our voting securities. Additionally, the holdings of our officers and directors may increase in the future upon exercise of options, warrants or convertible securities they may hold or be granted in the future or if they otherwise acquire additional shares of our common stock, including through grants under our employee benefit plans.

As a result of their ownership and positions, our principal stockholder, directors and executive officers collectively may be able to influence all matters requiring stockholder approval, including the following matters:

•	election of our directors;

•	amendment of our articles of incorporation or bylaws; and

•	effecting or preventing a merger, sale of assets or other corporate transaction.

In addition, their stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, as well as the listing rules of Nasdaq and the TSX.

The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would have been if we were privately held. These costs for the years ended December 31, 2016 and December 31, 2017 were approximately $850,000 and $650,000 respectively. We estimate that these costs will be approximately $650,000 for the year ending 2018.

It may be time consuming, difficult and costly for us to develop, implement and maintain the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock and our ability to file registration statements pursuant to registration rights agreements and other commitments.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result of our small size, any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to further increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	results of our operations and exploration efforts;

•	fluctuation in the supply of, demand and market price for gold;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	our ability to execute our business plan;

•	sales of our common stock and decline in demand for our common stock;

•	regulatory developments;

•	economic and other external factors;

•	investor perception of our industry or our prospects; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. As a result, you may be unable to resell your shares of our common stock at a desired price.

Volatility in the price of our common stock may subject us to securities litigation.

As discussed above, the market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

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We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our common stock price appreciates.

There is currently a limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

Although the Company’s common stock is currently quoted on Nasdaq, the TSX, and Frankfurt Stock Exchange, there is limited trading activity.  The Company can give no assurance that an active market will develop, or if developed, that it will be sustained.  If an investor acquires shares of the Company’s common stock, the investor may not be able to liquidate the Company’s shares should there be a need or desire to do so. Only a small percentage of our common stock is available to be traded and is held by a small number of holders and the price, if traded, may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity of our common stock is limited and may be dependent on the market perception of our business, among other things. We may, in the future, take certain steps, including utilizing investor awareness campaigns, press releases, road shows and conferences to increase awareness of our business and any steps that we might take to bring us to the awareness of investors may require we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business and trading may be at an inflated price relative to the performance of our Company due to, among other things, availability of sellers of our shares. If a market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms or clearing firms may not be willing to effect transactions in the securities or accept our shares for deposit in an account. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Sales, offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of substantial amounts of the common stock, or the availability of such securities for sale, could adversely affect the prevailing market prices for the common stock. A decline in the market prices of the common stock could impair our ability to raise additional capital through the sale of securities should we desire to do so. If we were to decide to pursue the commencement of production at Relief Canyon, additional external financing would be required in addition to the amounts raised in this offering and the Private Placement. Such external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), additional equity financing or other alternatives, and may result in additional dilution to existing holders of our common stock.

In addition, if our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” in anticipation of which the market price of our common stock could decline. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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The conversion of preferred stock, a change in the conversion rate of preferred stock and exercise of options or warrants may result in substantial dilution to existing stockholders.

Conversions of our Series E Preferred Stock presently owned by our principal shareholders and others and exercise of options and warrants would have a dilutive effect on our common stock. As of January 16, 2018, we have reserved (i) 3,163,051 shares of our common stock that are issuable upon conversion of our Series E Preferred Stock at a conversion rate of one share of Series E Preferred Stock for approximately 353.571 shares of common stock (following an adjustment in the conversion ratio effective December 19, 2017), (ii) 1,794,453 shares of our common stock that are issuable upon exercise of options to purchase our common stock, (iii) 4,434,267 shares of our common stock that are issuable upon exercise of warrants to purchase our common stock, and (iv) 1,052,850 shares of our common stock that are issuable pursuant to restricted stock units upon vesting and/or upon termination of service or in connection with a change of control. In the event that we sell or otherwise dispose of our common stock an effective price less than $2.80, the conversion rate will be adjusted and the number of shares of common stock issuable upon conversion of outstanding Series E Preferred Stock will increase. Further, any additional financing that we secure is likely to require the sale of additional common stock and the granting of rights, preferences or privileges senior to those of our common stock and will result in additional dilution of the existing ownership interests of our common stockholders.

Our issuance of additional shares of common stock or securities convertible into common stock in exchange for services or to repay debt would dilute the proportionate ownership and voting rights of existing stockholders and could have a negative impact on the market price of our common stock.

Our board of directors may generally issue shares of common stock or securities convertible into common stock to pay for debt or services, without further approval by our stockholders, based upon such factors that our board of directors may deem relevant at that time. We have, in the past, issued securities for debt to reduce our obligations. We have also issued securities as payment for services. It is likely that we will issue additional securities to pay for services and reduce debt in the future. We cannot give you any assurance that we will not issue additional shares of common stock or securities convertible into common stock under circumstances we may deem appropriate at the time.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of our common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

Anti-takeover provisions may impede the acquisition of our Company.

Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

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Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon sale, exchange or disposition of our common stock.

It is likely that we are, and will remain for the foreseeable future, a U.S. real property holding corporation for U.S. federal income tax purposes because our assets consist primarily of “United States real property interests” as defined in the Internal Revenue Code of 1986, as amended, or the Code, and applicable Treasury regulations.  As a result, under the Foreign Investment in Real Property Tax Act, or FIRPTA, certain non-U.S. investors may or may in the future be subject to U.S. federal income tax on any gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain.  In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold.  In addition, such non-U.S. investors may or may in the future be subject to withholding if, at the time they dispose of their shares, our common stock is not regularly traded on an established securities market within the meaning of the applicable Treasury regulations.  So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. investor who has owned, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the non-U.S. investor’s holding period for its shares may or may in the future be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA.

FORWARD LOOKING STATEMENTS

Some information contained in this registration statement on Form S-1 may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to our planned expenditures and cash position, business goals, planned exploration and metallurgical work, our drilling program, business strategy, planned permitting activities, geographic surveys, plans with respect to an environmental studies to expand the Relief Canyon open-pit mines, our liquidity and capital resources outlook and future financing requirements, and estimates and assumptions required under our financial statements.

We use the words “anticipate,” “continue,” “likely,” “estimate,” “expect,” “may,” “could,” “will,” “project,” “should,” “believe” and similar expressions to identify forward-looking statements. Statements that contain these words discuss our future expectations and plans, or state other forward-looking information. Although we believe the expectations and assumptions reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations and assumptions will prove to be correct. Our actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various factors described in this registration statement on Form S-1, including:

•	Risks relating to the future exploration efforts to expand the Relief Canyon deposit, our ability to fund future exploration costs or purchase additional equipment, and our ability to obtain or amend the necessary permits, consents, or authorizations needed to advance expansion of the deposit, or recommissioning of the gold processing facility;

•	Our ability to acquire additional mineral targets;

•	Our ability to achieve any meaningful revenue;

•	Our ability to engage or retain geologists, engineers, consultants and other key management and mining personnel necessary to successfully operate and grow our business;

•	The volatility of the market price of our common stock or our intention not to pay any cash dividends in the foreseeable future;

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•	Changes in any federal, state or local laws and regulations or possible challenges by third parties or contests by the federal government that increase costs of operation or limit our ability to explore on certain portions of our property;

•	Decreases in the market price for gold and economic and political events affecting the market prices for gold and other minerals which may be found on our exploration properties;

•	The factors set forth under “Risk Factors” beginning on page 6 of this registration statement on Form S-1; and

•	Other factors described elsewhere in this registration statement on Form S-1.

Many of these factors are beyond our ability to control or predict. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, such expectations may prove to be materially incorrect due to known and unknown risk and uncertainties. You should not unduly rely on any of our forward-looking statements. These statements speak only as of the date of this registration statement on Form S-1. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this registration statement on Form S-1.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock commenced trading on August 20, 2009 and was quoted on the OTC Bulletin Board under the symbol EXCX.OB from June 23, 2009 through May 31, 2011. Prior to August 20, 2009, there was no active market for our common stock. Our common stock traded under the symbol SAGE.OB from June 1, 2011 until March 26, 2012. On March 26, 2012, our symbol was changed to PGLC.OB. On June 18, 2015 our stock underwent a 1-for-18 reverse stock split. On July 6, 2015, our stock began trading on Nasdaq under the symbol PGLC. On November 17, 2016, our stock began trading on the TSX under the symbol PGLC.

The following table sets forth the intraday high and low sales prices in U.S. dollars or Canadian dollars for each of the quarterly periods indicated as reported on Nasdaq (as reported by Bloomberg) and the TSX (as reported by Bloomberg), respectively.

	Nasdaq		TSX (C$)
	High	Low	High	Low
Year Ended December 31, 2016
First Quarter	4.99	3.12	N/A	N/A
Second Quarter	4.65	3.62	N/A	N/A
Third Quarter	5.02	3.77	N/A	N/A
Fourth Quarter	4.58	3.10	5.50	4.20
Year Ending December 31, 2017
First Quarter	3.49	2.67	4.74	3.66
Second Quarter	3.10	2.60	4.15	3.55
Third Quarter	3.23	2.70	4.05	3.44
Fourth Quarter	3.23	2.26	4.02	2.90
Year Ending December 31, 2018
First Quarter (through January 17, 2018)	2.58	2.37	3.20	2.95

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The last reported sales price of our common stock on Nasdaq on January 17, 2018, was $2.43 per share. The last reported sales price of our common stock on TSX on January 17, 2018, was CDN$3.06 per share.

Holders

As of January 16, 2018, there were 505 holders of record of our common stock.

Dividend Policy

In the past, we have not declared or paid cash dividends on our common stock, and we do not intend to pay any cash dividends on our common stock. Rather, we intend to retain future earnings (if any) to fund the operation and expansion of our business and for general corporate purposes. Subject to legal and contractual limits, our board of directors will make any decision as to whether to pay dividends in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors,” “Forward-Looking Statements,” and in other parts of this prospectus.

Overview

During the year ended December 31, 2016 and the nine months ended September 30, 2017, we focused primarily on the development and commencement of our 2016 drilling program to expand the Relief Canyon Mine deposit; continuing permitting and bonding; engineering and other work related to the potential commencement of mining at the Relief Canyon Mine; and financing efforts. An overview of certain significant events, including certain material events subsequent to September 30, 2017, follows:

•	In December 2017, we completed an underwritten public offering of 2,794,500 shares of our common stock and associated warrants to purchase up to 1,117,800 shares of our common stock under our shelf registration statement at a price to the public of $2.80 per share and associated warrant for gross proceeds of approximately $7.8 million. Concurrently, we completed the Private Placement for gross proceeds of approximately $6.8 million. We intend to use the net proceeds from the offerings for advancing the Relief Canyon project and/or for general corporate purposes.

•	For the nine months ended September 30, 2017, we drilled 14 holes, totaling approximately 5,800 feet, at our Blackjack Project Area, located approximately nine miles south of our Relief Canyon Mine.

•	In May 2017, we completed the PFS of the Relief Canyon Mine. The PFS indicates the possibility of a viable mine and recommended work should continue on advancing the Relief Canyon Mine to a production decision.

•	During the quarter ended March 31, 2017, we successfully completed the environmental permitting process and have secured all necessary permits to restart and expand the Relief Canyon Mine. As part of the permitting process we increased our statewide surface management surety bonds with the BLM as required by the State of Nevada from approximately $5.6 million to approximately $12.3 million.

•	On March 29, 2017, we entered into a Mining Sublease with Newmont granting us the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine.

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•	In December 2016, we completed an underwritten public offering for 2,205,883 shares of our common stock under our shelf registration statement at a price to the public of $3.40 per share for gross proceeds of approximately $7.5 million.

•	In December 2016, we hired Timothy Arnold as Vice President Operations for the Company.

•	In November 2016, our common stock began trading on the TSX.

•	In November 2016, we completed our 2016 Phase 1 Drilling Campaign which focused on increasing the resource at the Relief Canyon Mine and continuing to upgrade the Relief Canyon Mine pit economics.

•	In August 2016, the BLM approved our Environmental Assessment and Plan of Operations Modification for the Relief Canyon Mine expansion. This approval expands our pit boundary and deepening of the pit and also increases permissible drilling areas around the existing pits.

•	In June 2016, MDA completed a PEA for our Relief Canyon Mine property. The work done to date as presented in the PEA prepared by MDA provides the economic data to support further efforts to advance the project.

•	In June 2016, we filed a shelf registration statement on Form S-3, which was subsequently declared effective, and on which we registered for sale up to $100.0 million of certain of our securities from time to time and at prices and on terms that we may determine.

•	In March 2016, we completed a private placement and raised approximately $6.0 million in net proceeds, after expenses and legal fees, through the issuance of a total of 1,850,000 shares of our common stock and warrants to purchase 925,000 shares of our common stock at an exercise price of $4.35 per share.

•	In February 2016, we completed two private placements and raised approximately $8.1 million in gross proceeds, or $7.4 million in net proceeds after commissions, expenses and legal fees, through the issuance of a total of 2,488,529 shares of our common stock and warrants to purchase 1,322,019 shares of our common stock at an exercise price of $5.06 per share.

Preliminary Feasibility Study and Mineralized Material Estimate

On May 26, 2017, MDA completed a PFS on the Relief Canyon Mine. The PFS included an estimate of mineralized material at the Relief Canyon Mine deposit, calculated at a cut-off grade of 0.005 ounces of gold per ton for oxide material, 0.01 ounces of gold per ton for mixed material and 0.02 ounces of gold per ton for sulfide material. Silver grades were only available for a portion of the deposit. The database used for the mineralized material estimate described below includes 419 core holes and 676 reverse circulation holes for a total of 482,755 feet, of which 415 core holes and 89 reverse circulation holes were drilled by the Company from 2011 to September 2016.

Tons	Average gold grade (ounces per ton)
41,876,000	0.019

Tons	Average silver grade (ounces per ton)
17,576,000	0.117

“Mineralized material” as used in this registration statement on Form S-1, although permissible under the Securities and Exchange Commission (“SEC”) Guide 7, does not indicate “reserves” by SEC standards.  We cannot be certain that any part of the Relief Canyon deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

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The PFS indicates the possibility of a viable mine and recommended work should continue on advancing the project to a production decision. The recommended advancement work would include additional drilling to improve the knowledge of the deposit, and obtaining silver assays for continuous mineralized intervals from past core drilling and new drilling so that more silver values can be added to the economic analysis for the mine. We would also need to arrange financing for the project before any production decision could be made. See “Liquidity and Capital Resources” below.

Permitting

We have all of the state and federal permits necessary to start mining and heap-leach processing operations. We have planned a two-phase permitting and development scenario for the project. Phase I, which has been fully authorized under our permits, is the re-purposing of previously approved disturbance for expanded mining to a pit bottom elevation of 5,080 feet, partial backfilling of the Phase I pit to approximately 20 feet above the historical groundwater elevation to eliminate a pit lake, expanded exploration operations, full build-out of the heap leach pad to accommodate leaching of the Phase I ore, and construction of a new waste rock storage facility. Phase II would include additional mine expansion activities and would allow mining further below the water table. We will use the mine plan in the PFS as the basis for the Phase II permit applications, and anticipate we will submit the Phase II permit applications in the first quarter of 2018.

Results of Operations

Three and Nine months ended September 30, 2017 and 2016

Net Revenues

We are an exploration stage company with no operations, and we generated no revenues for the three and nine months ended September 30, 2017 and 2016.

Operating Expenses

Total operating expenses for the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016 were approximately $9.1 million and $10.0 million, respectively. The $0.9 million decrease in operating expenses for the nine months ended September 30, 2017 is comprised of a $0.8 million decrease in exploration expenses on our Relief Canyon properties to approximately $1.0 million from $1.8 million in the prior period due to decreased direct drilling activities during the current period; a decrease of approximately $0.4 million in compensation to approximately $3.1 million from $3.5 million in the prior period as a result of decreased stock-based compensation offset by increases in consulting fees of approximately $0.2 million to approximately $1.7 million from $1.5 million as a result of consulting costs associated with the completion of the PFS and increased consulting in connection with services related to permitting; an increase of $0.1 million in general and administrative expenses to approximately $3.2 million from $3.1 million in the prior period, primarily due to increased public company expenses and legal costs.

Total operating expenses for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 were approximately $2.5 million and $3.6 million, respectively. The $1.1 million decrease in operating expenses for the three months ended September 30, 2017 is comprised of a $1.1 million decrease in exploration expenses on our Relief Canyon properties to approximately $0.2 million from $1.3 million in the prior period due to decreased direct drilling activities during the current period; a decrease in compensation of approximately $0.1 million to approximately $0.8 million from $0.9 million due to decreased stock-based compensation offset by an increase in consulting fees of approximately of $0.1 million to approximately $0.5 million from $0.4 million as a result of consulting costs associated with the completion of the PFS.

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Loss from Operations

We reported a loss from operations of $9.1 million and $10.0 million for the nine months ended September 30, 2017 and 2016, respectively. The increase in operating loss was due primarily to the increase in operating expenses described above. We reported a loss from operations of $2.5 million and $3.6 million for the three months ended September 30, 2017 and 2016, respectively.

Other Income (Expenses)

Total other income (expense) was approximately ($800) and ($4,200) for the nine months ended September 30, 2017 and 2016, respectively. The change in other income (expense) is primarily attributable to an increase in foreign currency loss offset by an increase in other income. Total other income (expense) was approximately $2,600 and ($280) for the three months ended September 30, 2017 and 2016, respectively. The change in other income (expense) is primarily attributable to an increase in interest income.

Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of approximately ($9.1) million for the nine months ended September 30, 2017 as compared to a net loss of ($10.0) million for the nine months ended September 30, 2016. As a result of the operating expense and other income (expense) discussed above, we reported a net loss of approximately ($2.5) million for the three months ended September 30, 2017 as compared to a net loss of ($3.6) million for the three months ended September 30, 2016.

Years Ended December 31, 2016 and December 31, 2015

Net Revenues

We are an exploration stage company with no operations, and we generated no revenues for the years ended December 31, 2016 and 2015.

Operating Expenses

Total operating expenses for the year ended December 31, 2016 as compared to the year ended December 31, 2015, were $15.6 million and $19.1 million, respectively. The $3.5 million decrease in operating expenses for the year ended December 31, 2016 is comprised largely of (i) a $3.8 million decrease in exploration expenses on our Relief Canyon properties to approximately $4.8 million from $8.6 million in the prior period due to less direct drilling activities during the current year, (ii) a decrease of $0.6 million in general and administrative expenses to approximately $4.1 million from $4.7 million in the prior period, primarily due to decrease in travel, insurance and marketing expenses, (iii) a $0.1 million increase in consulting fees to approximately $1.4 million from $1.3 million in the prior period primarily due to an increase in investor relations services, and (iv) an increase of $0.7 million in compensation and related taxes to approximately $5.3 million from $4.6 million primarily due to an increase in stock based compensation in connection with restricted stock grants to employees and an increase in salary levels of certain employees.

Loss from Operations

We reported loss from operations of $15.6 million and $19.1 million for the year ended December 31, 2016 and 2015, respectively. The decreases in operating loss were due primarily to the decreases in operating expenses described above.

Other Expenses

Total other expense, net was approximately ($2,600) and ($2,600) for the year ended December 31, 2016 and 2015, respectively.

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Net Loss

As a result of the operating expense and other income (expense) discussed above, we reported a net loss of ($15.6) million for the year ended December 31, 2016 as compared to a net loss of ($19.1) million for the year ended December 31, 2015.

Liquidity and Capital Resources

On December 19, 2017, we completed an underwritten public offering for 2,794,500 shares of our common stock and associated warrants to purchase up to 1,117,800 shares of our common stock under our shelf registration statement, at a price to the public of $2.80 per share and associated warrant, for gross proceeds of approximately $7.8 million. Concurrently, we completed the Private Placement of 2,347,236 shares of our common stock and associated warrants to purchase 938,891 shares of our common stock for gross proceeds of approximately $6.8 million. After expenses, the net proceeds to the Company from the public offering and Private Placement were approximately $13.4 million.

At September 30, 2017, our cash, cash equivalents and restricted cash equivalents totaled $5.7 million. Our cash, cash equivalents and restricted cash equivalents decreased during the nine months ended September 30, 2017 by $8.3 million from our cash, cash equivalents and restricted cash equivalents balance at December 31, 2016 of $14.0 million. The decrease in cash and cash equivalents was primarily the result of cash used in operations of $8.2 million that was comprised of costs to complete the PFS, exploration expenditures on our Relief Canyon properties, and general and administrative expenses, including consultant fees, compensation costs, legal fees and public company expenses.

Our cash, cash equivalents and restricted cash equivalents increased in the period subsequent to September 30, 2017 due to the following:

•	$13.4 million in net proceeds from the December 2017 equity financings;

•	$2.4 million on general and administrative expenses (including employee salaries, public company expenses, consultants, land holding costs and annual insurance premium renewals);

•	$0.1 million on permitting and the continuation of studies to evaluate mining the Relief Canyon Mine below the water table.

At the end of fiscal year 2017, we had approximately 12.9 million in cash and cash equivalents and $3.7 million in restricted cash equivalents. We expect to require additional financing to fund our current operations in the first fiscal quarter of 2019. There is no assurance that we will be able to obtain additional financing on acceptable terms or at all.

The actual amount we spend for fiscal year 2018 may vary significantly from the amounts specified above if we decide to advance the Relief Canyon Mine toward production in 2018. Based on the estimates contained in the PFS, we currently expect to incur capital expenditures and working capital expenses of approximately $35 million. The Company is evaluating various sources of additional financing. No development decision with respect to the Relief Canyon Mine is expected to be made unless and until the Company is able to solidify its financing plans. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. The additional funds necessary to fund the development of the Relief Canyon Mine may not be available to us on acceptable terms or at all.

Recent Accounting Pronouncements

In February 2016, FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. Early adoption is permitted. We do not believe the guidance will have a material impact on our consolidated financial statements.

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In March 2016, FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”) as part of FASB's simplification initiative focused on improving areas of GAAP for which cost and complexity may be reduced while maintaining or improving the usefulness of information disclosed within the financial statements. ASU 2016-09 focuses on simplification specifically with regard to share-based payment transactions, including income tax consequences, classification of awards as equity or liabilities and classification on the statement of cash flows. The guidance in ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. Our adoption did not have a material impact on our consolidated results of operations, financial position and related disclosures.

In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)” (“ASU 2016-15”). ASU 2016-15 addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance became effective for us beginning on January 1, 2018. We do not believe the guidance will have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” or “ASU 2016-18”. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Early adoption is permitted, including adoption in an interim period. We adopted ASU 2016-18 for the three-month period ended September 30, 2017 and our adoption did not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. We do not believe the guidance will have a material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. We do not believe the guidance will have a material impact on our consolidated financial statements.

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In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We do not believe the guidance will have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. We do not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to our financial condition, results of operations, cash flows or disclosures.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and present the financial statements of the Company and our wholly-owned subsidiaries. In the preparation of our consolidated financial statements, intercompany transactions and balances are eliminated.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

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Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain.

Effective for the fiscal year-ended December 31, 2016, we early adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”), which makes several modifications to Topic 718. Upon adoption of ASU 2016-09, we recognize the effect of forfeitures in compensation cost as they occur, rather than estimating forfeitures as of the award date. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Property and Equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally from one to twenty-five years.

Mineral Property Acquisition and Exploration Costs

Costs of lease, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. We have chosen to expense all mineral exploration costs as incurred given that we are still in the exploration stage. Once we have identified proven and probable reserves in our investigation of our properties and upon development of a plan for operating a mine, we would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs will be amortized, using the units-of-production method over proven and probable reserves. When we have capitalized mineral properties, these properties will be periodically assessed for impairment of value and any diminution in value. To date, we have not established the commercial feasibility of any exploration prospects; therefore, all costs are being expensed.

ASC 930-805 states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 805. ASC 805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, our direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims and mill sites. If proven and probable reserves are established for the property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over proven and probable reserves. For mineral rights in which proven and probable reserves have not yet been established, we assess the carrying values for impairment at the end of each reporting period and whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Long-Lived Assets

We review for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable, pursuant to guidance established in ASC 360-10-35-15, “Impairment or Disposal of Long-Lived Assets”. An impairment is considered to exist when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount.

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Asset Retirement Obligations

Asset retirement obligations, consisting primarily of estimated mine reclamation and closure costs at our Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. We review and evaluate the asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Contractual Obligations

Not applicable.

BUSINESS AND PROPERTIES

Overview

We are a gold and precious metals exploration company pursuing exploration, development and mining opportunities primarily in Nevada. We are currently focused on exploration at our Relief Canyon properties in Pershing County in northwestern Nevada and, if economically feasible, commencing mining at the Relief Canyon Mine. None of our properties contain proven and probable reserves, and our activities on all of our properties are exploratory in nature.

Our principal offices are located in Lakewood, Colorado at 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401 and we have an exploration office at 1055 Cornell, Lovelock, Nevada 89419. Our telephone number is 720-974-7254.

Corporate Structure

We were incorporated in Nevada on August 2, 2007 under the name Excel Global, Inc., and we changed our name to Pershing Gold Corporation on February 27, 2012. We operate our business directly and also through our wholly-owned subsidiary, Gold Acquisition Corp., a Nevada corporation. Gold Acquisition Corp. owns and is conducting exploration on the Relief Canyon Mine property in northwestern Nevada. Pershing Gold Corporation owns directly and is conducting exploration on the Relief Canyon properties adjacent to the Relief Canyon Mine property, which we refer to as the “Relief Canyon expansion properties”. We also have a subsidiary that holds a royalty interest and a wholly-owned subsidiary formed for potential purchases of exploration targets.

Business Strategy

Our business strategy is to acquire and advance precious metals exploration properties. We seek properties with known mineralization that are in an advanced stage of exploration and have previously undergone drilling but are under-explored, which we believe we can advance quickly to increase value. We are currently focused on exploration of the Relief Canyon properties and, if economically feasible, commencing mining at the Relief Canyon Mine. We also are reviewing strategic opportunities, focused primarily in Nevada.

Relief Canyon Mine Properties

We acquired the Relief Canyon Mine property in August 2011. The property then consisted of approximately 1,100 acres of unpatented mining claims and millsites and included three open-pit mines and a processing plant that could be used to process material from the Relief Canyon Mine or from other mining operations. We refer to this property as the “Relief Canyon Mine” property.

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We significantly expanded our Relief Canyon property position in 2012 with the acquisition of approximately 23,000 additional acres of unpatented mining claims and leased and subleased lands around the Relief Canyon Mine and south of the Relief Canyon Mine.  We refer to our current expanded property position as the “Relief Canyon properties.” In early 2015, we acquired 74 mining claims near the Relief Canyon Mine and on which the processing facilities are located that we had previously leased from Newmont, and entered into a new mining lease directly with the owner of approximately 1,600 acres that we had previously subleased from Newmont. See “Relief Canyon Properties – Property History – Title and Ownership Rights” and “–Newmont Leased Property.” Most of the property on which the mine and processing facilities are located is subject to a 2% net smelter return royalty payable to Battle Mountain Gold (now RG Royalties, LLC) or Newmont. In March 2017, we entered into a mining sublease with Newmont which further consolidated our land holdings in the Pershing Pass area south of the Relief Canyon Mine.

Since we acquired the Relief Canyon Mine property in 2011, we have drilled a total of 496 drill holes comprising approximately 282,000 feet at the Relief Canyon properties. Our exploration efforts have been focused primarily on expanding the known Relief Canyon Mine deposit. Our 2011-2013 exploration drilling programs expanded the deposit. We began a drilling program in 2014 which we completed in early 2015. In this program, we drilled a total of 134 core holes, for approximately 74,000 feet, for the purpose of extending and upgrading the current deposit. The 2014 drill results included some gold intercepts at significantly higher grades than the average historic grade of the Relief Canyon Mine deposit of approximately one gram of gold per ton. We conducted the 2015 drilling program from May 2015 through December 2015, which demonstrated that the high-grade zone in the North Target Area has continued south under the North Pit and that the higher-grade L Zone of the Relief Canyon Mine deposit is geologically open to the west, south and southwest.

In July 2016, we commenced Phase 1 of our 2016 drilling program at the Relief Canyon Mine property. Phase 1 was completed in November 2016, and included 22 core holes, totaling approximately 15,000 feet. In November 2016, we commenced Phase 2 drilling and completed this drilling in December 2016, which included nine core holes totaling approximately 8,000 feet.

Preliminary Feasibility Study and Mineralized Material Estimate

On May 26, 2017, MDA completed a PFS on the Relief Canyon Mine. The PFS included an estimate of mineralized material at the Relief Canyon Mine deposit, calculated at a cut-off grade of 0.005 ounces of gold per ton for oxide material, 0.01 ounces of gold per ton for mixed material and 0.02 ounces of gold per ton for sulfide material. Silver grades were only available for a portion of the deposit. The database used for the mineralized material estimate described below includes 419 core holes and 676 reverse circulation holes for a total of 482,755 feet, of which 415 core holes and 89 reverse circulation holes were drilled by the Company from 2011 to September 2016.

Tons	Average gold grade (ounces per ton)
41,876,000	0.019

Tons	Average silver grade (ounces per ton)
17,576,000	0.117

“Mineralized material” as used in this registration statement on Form S-1, although permissible under the Securities and Exchange Commission (“SEC”) Guide 7, does not indicate “reserves” by SEC standards.  We cannot be certain that any part of the Relief Canyon deposit will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of the mineralized material will be confirmed or converted into reserves or that mineralized material can be economically or legally extracted.

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The PFS indicates the possibility of a viable mine and recommended work should continue on advancing the project to a production decision. The recommended advancement work would include additional drilling to improve the knowledge of the deposit, and obtaining silver assays for continuous mineralized intervals from past core drilling and new drilling so that more silver values can be added to the economic analysis for the mine.

Permitting

We have all of the state and federal permits necessary to start mining and heap-leach processing operations. We have planned a two-phase permitting and development scenario for the project. Phase I, which has been fully authorized under our permits, is the re-purposing of previously approved disturbance for expanded mining to a pit bottom elevation of 5,080 feet, partial backfilling of the Phase I pit to approximately 20 feet above the historical groundwater elevation to eliminate a pit lake, expanded exploration operations, full build-out of the heap leach pad to accommodate leaching of the Phase I ore, and construction of a new waste rock storage facility. Phase II would include additional mine expansion activities and would allow mining further below the water table. We will use the mine plan in the PFS as the basis for the Phase II permit applications, and anticipate we will submit the Phase II permit applications in the first quarter of 2018.

Production Decision and Financing

We are considering two alternative mining scenarios in our economic assessment of advancing the project to production: self-mining, with our own manpower and equipment, and contract mining by mining contractors who supply the manpower and equipment to deliver material to the Company’s processing facilities.

If we were to decide to pursue the commencement of production at the Relief Canyon Mine property, additional external financing would be required. Although the Relief Canyon Mine currently has an available leach pad and processing facility and we have senior mine and processing personnel in place, we would be required to obtain mining equipment (which could be through purchase, lease, contract mining or a combination of these), hire employees for the mine and the processing plant, purchase materials and supplies, commence mining, leaching and processing activities, and continue these activities as well as the corporate activities currently conducted for a number of months until sufficient positive cash flow is produced by gold sales to fund all of these ongoing activities.

We are actively pursuing discussions with potential counterparties for the remaining financing that will be needed to commence production at Relief Canyon. This additional external financing could include streaming, royalty financing, forward sale arrangements, debt offerings (including convertible debt), or other similar arrangements. It may also include further sales of equity securities. There are no assurances that we will be successful in raising sufficient financing to commence production at Relief Canyon.

We would also need to arrange financing for the project before any production decision could be made. See “Liquidity and Capital Resources” above. If approved by the Board of Directors, we would expect to move forward financing for the project. We currently anticipate that initial gold production may occur within approximately six to nine months from investment decision and obtaining full financing for the project, although the actual time period required will be dependent on various factors outlined in the pre-feasibility study.

Relief Canyon Properties

Location, Access and Facilities

The Relief Canyon properties are located about 100 miles northeast of Reno, Nevada. The nearest town is Lovelock, Nevada, approximately 15 miles west-southwest of the Relief Canyon Mine property, which can be reached from both Reno and Lovelock on U.S. Interstate 80. The Relief Canyon Mine property is reached from Lovelock by travelling approximately seven miles northeast on I-80 to the Coal Canyon Exit (Exit No. 112), then about 10 miles southeast on Coal Canyon Road (State Route 857, a paved road maintained by Pershing County) to Packard Flat, and then north on a gravel road for two miles. All of the Relief Canyon properties can be accessed by unpaved roads from the Relief Canyon Mine property.

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Through our wholly-owned subsidiary, Gold Acquisition Corp., we own 254 unpatented mining claims and 120 millsite claims, and lease approximately 1,600 acres of fee land, at the Relief Canyon Mine property. The Relief Canyon Mine property includes the Relief Canyon Mine and gold processing facility, currently on care and maintenance status. The Relief Canyon Mine includes three open pit mines, heap leach pads comprised of six cells, two solution ponds and a cement block constructed adsorption desorption-recovery (“ADR”) solution processing circuit. The ADR type process plant consists of four carbon columns, an acid wash system, a stripping vessel, and electrowinning cells. The process facility was completed in 2008 and Firstgold Corp. produced a small amount of gold there in 2009. See “Relief Canyon Properties – Property History.” The facilities are generally in good condition.

When the Relief Canyon Mine was in production in the late 1980s and early 1990s, previous operators used conventional heap leach processing methods in which ore removed from the open-pit mines was crushed, stacked on heap leach pads and sprinkled with a dilute sodium cyanide solution to dissolve gold and silver from the ore.  The “pregnant” gold and silver bearing solution was piped to the gold recovery plant and processed using a conventional ADR gold and silver recovery system.  In the ADR system, the pregnant solution flowed through a series of carbon columns where the gold and silver were adsorbed onto activated carbon.  The next step in the process involved stripping the gold from the gold-bearing carbon in electrowinning cells and then recovering the gold in an on-site refinery.  The resulting gold and silver doré was then sent to a third party facility for further processing into saleable gold and silver products.  Following removal of the gold and silver, the cyanide solution was recycled to the heap leach pads in a closed-loop system.

The Company plans to add mercury pollution control equipment to the process plant to allow for onsite stripping of the gold-bearing carbon, which would require additional environmental permits and additional capital. If the Company elects not to add the mercury pollution control equipment, or if there are permitting problems or delays, the Company could ship gold-laden carbon from the carbon columns to a third-party refinery for further processing.

Adequate line power is available to the site to operate the existing process facility and ancillary facilities. There is a backup generator onsite that could provide the required power for the heap leach pumping system in the event of power outages. Another generator will be used to provide power for the crushing and conveying system. Sufficient water rights to operate the facility have been appropriated with two operating and permitted wells.

The maps below show the location of the Relief Canyon properties:

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T28N R33E
T28N R34E
RELIEF CANYON MINE
COAL CANYON PROJECT
Relief Canyon Mine
18
17
16
Relief Canyon Processing Facilities
19
20
21
T27N R33E
T27N R34E
T27N R35E
PERSHING PASS PROPERTY
T26N R5E
T26N R33E
T26N R34E
Legend
Newmont Area of Interest
Leased Fee Land
Subleased Fee Land
Optioned Fee Land
Owned Claims
Leased Claims
N
0 0.5 1 2 Miles

Figure 1: Relief Canyon properties, excluding the Coal Canyon project

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RELIEF CANYON MINE
COAL CANYON PROJECT
27N 32E
27N 33E
29 28 27 26 25 30
32 33 34 35 36 31
05 04 03 02 01 06
08 09 10 11 12 07 08 09
17 16 15 14 13 18 17 16
20 21 22 23 24 19 20 21
29 28 27 26 25 30 29 28
32 33 34 35 36 31 32 33
03 02 01 06 05 04
10 11 09
N
Coal Canyon Project
Legend
Leased Fee Land
Leased Claims
0
0.5
1
2 Miles

Figure 2: Coal Canyon Project

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Rock Formation and Mineralization

The Relief Canyon properties are located in Pershing County, Nevada at the southern end of the Humboldt Range. The range is underlain by a sequence of late Paleozoic to Mesozoic-aged volcanic and sedimentary rocks. Gold-bearing rocks at the Relief Canyon properties are primarily developed within breccia zones along the contact between the Grass Valley and Cane Springs Formations.

Property History

Gold was first discovered on the property by the Duval Corp. in 1979. Subsequent exploration was performed by various companies including Lacana Mining, Santa Fe Gold Corp., and Pegasus Gold Inc., and gold was produced from the property during the late 1980s and early 1990s. Firstgold Corp. acquired the property in 1995, explored periodically from 1995 until 2009, and produced a small amount of gold in 2009. Firstgold Corp. filed for bankruptcy protection in January 2010, and in August 2011, pursuant to an order of the bankruptcy court, the Company (through our wholly owned subsidiary, Gold Acquisition Corp.) purchased 100% of the Relief Canyon Mine property and related assets.

Title and Ownership Rights

Our property rights currently total approximately 29,000 acres and are comprised of approximately 1,056 owned unpatented mining claims, 120 owned millsite claims, 143 leased unpatented mining claims, and 4,127 acres of leased and 3,739 acres of subleased private lands. In January 2015, we acquired certain mining claims from Newmont, entered into a new mining lease on private, or fee, lands that we previously subleased from Newmont, and amended the 2006 Minerals Lease and Sublease with Newmont with respect to certain other portions of the Relief Canyon properties. These transactions, which did not increase the size of our Relief Canyon property position, are described below. In March 2017, we entered into a mining sublease with Newmont which added 960 acres of land in the Pershing Pass area. In July 2017, 36 additional unpatented claims were located in the Pershing Pass area, adding 640 acres to our holdings. We also control options to purchase two 40 acre parcels of fee land in the same vicinity.

In order to maintain ownership of the unpatented mining claims and millsites at the Relief Canyon properties, we are required to make annual claim maintenance payments of $155 per mining claim or millsite to the BLM and to record in the county records an affidavit of payment of claim maintenance fees and notice of intent to hold and pay state and county fees of $10.50 per claim or millsite. Our total property maintenance costs for all of the unpatented mining claims and millsites for the Relief Canyon properties in 2017 was approximately $211,000, and we expect our costs to be approximately $220,000 in 2018, which covers the cost of the additionally acquired claims noted above and an increase in the state and county fee to $12.00 per claim. The BLM is required by statute to adjust the claim maintenance fees for inflation every five years, or more frequently if the Secretary of Interior determines an adjustment to be reasonable. Those fees were most recently adjusted in 2014.

January 2015 Acquisition

In January 2015, we acquired 74 unpatented mining claims totaling approximately 1,300 acres that we had previously leased from Newmont.  We also entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that we had previously subleased from Newmont. The new lease has a primary term of twenty years that can be extended for so long thereafter as mining, development or processing operations are being conducted on the land on a continuous basis. The lease contains customary terms and conditions, including annual advance royalty payments commencing at $1.00 per acre and increasing after five years by the greater of five percent or an amount determined from the Consumer Price Index, and a 2.5% net smelter returns production royalty.

The claims that we acquired from Newmont and the fee land subject to our new lease are located near, and include portions of, the pit and the land on which the Relief Canyon Mine property processing facilities are located.  These areas are shown in the map above as owned claims and leased fee. These properties also include lands to the south and west of the current mine pits that the Company believes are prospective for potential expansion of the Relief Canyon Mine deposit, and lands that could in the future be used for new or expanded mine support facilities, including potential waste rock storage. As a result of these transactions, the claims we purchased from Newmont and the private lands we leased from New Nevada Resources, LLC and New Nevada Lands, LLC are no longer subject to Newmont’s joint venture rights discussed below.

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Newmont Leased Property

Pursuant to a 2006 Mineral Lease and Sublease with Newmont, we hold 137 unpatented lode mining claims owned by Newmont, comprising approximately 2,235 acres, and approximately 2,770 acres of privately-owned fee minerals leased by Newmont. We refer to this as the “Newmont Leased” property.

As part of the January 2015 transactions with Newmont, Newmont and the Company entered into an amendment (the “Third Amendment”) of the 2006 Minerals Lease and Sublease. The amendment removed from the 2006 Minerals Lease and Sublease the claims we purchased from Newmont and the private lands we leased directly from New Nevada Resources, LLC and New Nevada Lands, LLC. Pursuant to the Third Amendment the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by January 2022. As of December 15, 2016, the most recent cost reporting date, the Company had incurred and can credit approximately $2.6 million in exploration expenditures against the remaining $2.5 million work commitment and future rental payment obligations. Because we have satisfied the work commitment through 2022, we are not required to make annual rental payments for those years. Starting in 2023, if we elect not to, or fail to, incur at least $0.5 million in exploration expenditures per year, the annual rental payment to Newmont would be approximately $0.1 million. We are also required to reimburse Newmont for advance royalty payments made by Newmont to the lessor each year under Newmont’s underlying lease with New Nevada Resources. The reimbursement amount was approximately $2,500 for each of 2013 through 2016.

In connection with the January 2015 transactions with Newmont, Newmont and New Nevada Resources, LLC entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties, shown on the map above as subleased fee land. The 2015 Newmont Lease has a primary term of twenty years that can be extended for as long thereafter as mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty payable to New Nevada Resources LLC. We continue to hold our rights to the private lands covered by the 2015 Newmont Lease pursuant to our 2006 Minerals Lease and Sublease with Newmont.

Newmont Joint Venture Rights

Under the 2006 Minerals Lease and Sublease, if we decide to commence mine construction activities in anticipation of mining on any portion of the properties covered thereby, we are required to notify Newmont and provide Newmont with a copy of a positive feasibility study covering the property on which we intend to commence production, as well as additional information. Newmont has the right at any time until we deliver a positive feasibility study on the Newmont Leased property that is subject to the Newmont area of interest, as shown on the map above, and for a period of 90 days thereafter either (i) to elect to enter into a joint venture agreement with us covering all of the Newmont Leased properties and governing the development of the Newmont Leased properties going forward, which we refer to as the “Venture Option”, in which case Newmont is required to reimburse us for 250% of the expenditures incurred since March 29, 2006, and with respect to which Newmont would have a 51% participating interest and we would have a 49% participating interest, or (ii) if Newmont does not elect the Venture Option, to convey the Newmont Leased properties to us, reserving the 3% to 5% sliding scale net smelter returns royalty tied to gold price, and to receive a $1.5 million production bonus on the commencement of commercial production. The 5% net smelter royalty would apply if the monthly average gold price is equal to or greater than $400 per ounce. In addition, we would also be required pay a 2.5% net smelter returns royalty to the underlying lessor, New Nevada Resources, LLC on approximately 2,770 acres of the Newmont Leased properties.

Coal Canyon Project

In December 2017, we entered into two mining leases at Coal Canyon, which is west of the Relief Canyon Mine (see Figure 2, above). One such mining lease with Good Springs Exploration, LLC and Clancy Wendt (collectively “Lessor”) covers 43 unpatented mining claims which added 800 acres to our property holdings. The lease contains customary terms and conditions, with a primary term of ten years, which may be extended, annual advance royalty payments to Lessor starting at $20,000 per year, capping at $50,000, which payments are recoupable against a 3% net smelter return production royalty, which royalty can be bought down by one percent point of net smelter return for a payment of one million dollars, and also includes a conditional purchase option for $350,000.

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A second mining lease with New Nevada Resources, LLC and New Nevada Lands, LLC (collectively “Owner”) covers 1,899 acres of fee land. The lease contains customary terms and conditions, with a primary term of twenty years, which may be extended, with annual advance royalty payments to Owner starting at $10 per acre capping at $25 per acre, which payments are recoupable against a 3% net smelter return production royalty. This royalty can be reduced by one percent of net smelter return in exchange for a payment of $1 million, and also includes a conditional purchase option at a price of $500 per acre.

Royalties

As currently defined by exploration drilling, most of the Relief Canyon deposit is located on property that is subject to a 2% net smelter return production royalty, with a portion of the deposit located on property subject to net smelter return production royalties totaling 4.5%.  The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

The map below shows the royalties payable on the properties on which the current Relief Canyon Mine pits and processing facilities are located and the surrounding properties the Company now owns or leases directly from New Nevada Resources, LLC and New Nevada Lands, LLC, as the result of the transactions with Newmont described above.

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Figure 3: Relief Canyon royalties.

Pershing Pass Property

With the various noted property additions, the Pershing Pass property consists of over 765 unpatented mining claims (746 owned, 19 leased) covering approximately 12,900 acres, and a mining lease covering approximately 635 acres of fee land.  The Pershing Pass property includes approximately 490 unpatented lode mining claims covering approximately 9,700 acres that we acquired from Silver Scott Mines in March 2012 and approximately 283 unpatented lode mining claims covering about 5,660 acres owned directly by Victoria Resources (US) Inc., a wholly-owned subsidiary of Victoria Gold Corp., prior to our purchase (collectively, “Victoria”). Victoria has reserved a 2% net smelter return production royalty on the 221 claims that are located outside the area of interest related to the Newmont Leased property, discussed above.  The Pershing Pass property also includes 17 unpatented mining claims acquired from a third party in April 2012 subject to a 2% net smelter return royalty, 17 unpatented mining claims that we located in mid-2012, and approximately 635 acres of private lands that we leased in December 2012. The primary term of the lease is ten years, ending in December 2022, which may be extended as long as mineral exploration, development or mining work continues on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commencement of commercial production, we can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

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In September 2013, we entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass property. The lease grants us exclusive rights to conduct mineral exploration, development and mining and an exclusive option to purchase the claims. The primary term of the lease is ten years, which may be extended as long as mineral exploration, development, or mining work continues on the property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a one-half percent net smelter royalty on all other metals produced from the lease. Prior to production, we are required to pay a $10,000 annual advance minimum royalty payment to Nevada Select Royalties, Inc. The advance minimum royalty remains at $10,000 per year until September 2023 when the advance royalty payment increases to $12,500 per year. The advance royalty payment increases to $15,000 per year in September 2028 and then $20,000 per year in September 2033. The advance minimum royalty payments are due on or before the anniversary dates of the lease agreement. If we decide to exercise the purchase option, which is exercisable at any time, we can acquire the 19 unpatented mining claims for $250,000.

Newmont Pershing Pass Sublease

The March 2017 mining sublease with Newmont added 960 acres of fee land to our property holdings at Pershing Pass. Under the terms of the sublease, Pershing Gold has the exclusive right to prospect, explore for, develop, and mine minerals on these areas.  The sublease has an initial term of ten years and may be extended by Pershing Gold until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously.  The subleased fee lands are owned by New Nevada Resources, LLC (“NNR”) and New Nevada Lands, LLC (“NNL”), and leased by Newmont under a December 2014 Mining Lease. The underlying 2014 lease contains customary terms and conditions, with a primary term of twenty years, which may be extended, annual advance royalty payments to NNR and NNL, which payments are recoupable against a 2.125% NSR production royalty payable to NNR and NNL.

The sublease calls for Pershing Gold to make minimum work expenditures for the first four years of the sublease, followed by annual advance minimum royalty payments to Newmont to maintain the sublease in good standing.  The sublease may be terminated any time after the required minimum work commitment of $500,000 has been satisfied within the first two years of the sublease. The sublease creates a 2.0% net smelter return production royalty on all minerals, excluding industrial minerals, which have a 0.875% net smelter return produced from the subleased fee lands in favor of Newmont. The Newmont 2.0% net smelter return is in addition to the 2.125% net smelter return payable to NNR and NNL. The sublease also creates a 2.0% NSR royalty in favor of Newmont on minerals (excepting industrial minerals) produced from our claims located in Section 10 and 16 adjacent to the subleased fee lands.

Environmental Permitting Requirements

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral mining and exploration operations and establish requirements for reclamation of mineral mining and exploration properties after exploration operations have ceased. With respect to the regulation of mineral mining and exploration, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission limits and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for reclamation and rehabilitation of mining properties following the cessation of operations and may require that some former mining properties be managed for long periods of time after mining activities have ceased.

Our activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and related state laws in Nevada. Additionally, much of our property is subject to the federal General Mining Law of 1872, which regulates how mining claims on federal lands are located and maintained.

The State of Nevada, where we focus our mineral exploration efforts, requires mining projects to obtain a Nevada State Reclamation Permit pursuant to the Mined Land Reclamation Act (the “Nevada MLR Act”), which establishes reclamation and financial assurance requirements for all mining operations in the state. New and expanding facilities are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada MLR Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance on private lands.

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We have an approved Plan of Operations from the BLM and a Reclamation Permit from the NDEP that authorizes exploration drilling at the Relief Canyon Mine property. These permits also authorize commencement of mining within the existing open pits and in a previously disturbed area around the north end of the pits, and use of the heap leach mineral processing facilities. In March 2015, we submitted requests to the BLM and the NDEP to amend the Plan of Operations and the Reclamation Permit to allow us to expand the mine above the water table. In August 2016, the BLM approved our Environmental Assessment and Plan of Operations Modification, authorizing us to expand the pit boundary, deepen the pit, and increase the permissible drilling areas around the existing pits at the Relief Canyon Mine property. In December 2016, the NDEP approved our reclamation permit. Like the Plan of Operations, the state reclamation permit authorizes expansion and deepening of the pit and increases the permitted area of drilling. We estimate the annual cost of holding these permits to total approximately $40,000. NDEP issued the Water Pollution Control Permit Major Modification and Renewal, the Class I Air Quality Operating Permit to Construct, and the revised Class II air quality operating permits in February 2017.

With the approval of the Environmental Assessment and Plan of Operations Modification, we were required to increase our reclamation bond with BLM and the NDEP from approximately $5.6 million to approximately $12.3 million, which is currently approximately $76,000 in excess of the current requirement to cover reclamation of land disturbed in our exploration and mining operations. This bond is provided through third-party insurance underwriters, collateralized by approximately 30% of the $12.3 million bond amount, or about $3.7 million.

Approximately $12.2 million of our reclamation bond with BLM and the NDEP covers both exploration and mining at the Relief Canyon Mine property, including the three open-pit mines and associated waste rock disposal areas, the mineral processing facilities, ancillary facilities, and the exploration roads and drill pads, with an additional $10,500 covering generative exploration properties located away from the Relief Canyon Mine. The remaining approximately $76,000 can be used to satisfy, or partially satisfy, future bonding requirements for exploration or mining. Our preliminary estimate of the likely amount of additional financial assurance for future exploration is approximately $100,000, although we expect periodic increases due to effects of inflation.

Additional permitting would be required in the future to mine below the water table. BLM may require an Environmental Impact Statement to evaluate the impacts associated with mining below the water table. In fiscal year 2017, we plan to spend approximately $2.1 million on permitting and bonding to expand the open-pit mines at the Relief Canyon Mine property above the water table and the continuation of studies for expansion below the water table (this includes the $1.4 million already contributed to increase the reclamation bond collateral in March 2017).

As discussed above, we have an authorized Plan of Operations from the BLM and a Reclamation Permit from the NDEP, which authorize expansion of the pit, mineral processing, and our 2017 drilling program at Relief Canyon. We may need to secure a new or modified NDEP Reclamation Permit in order to conduct exploration activities on some of the private lands subleased from Newmont. We plan to apply for additional required permits to conduct our exploration programs as necessary. These permits would be obtained from either the BLM or the NDEP. Obtaining such permits will require the posting of additional bonds for subsequent reclamation of disturbances caused by exploration. Delays in the granting of permits or permit amendments are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities.

Our current exploration permit costs are minimal, although future exploration activities may require amendments to these permits. We have a Notice of Intent from BLM for exploration drilling on our unpatented mining claims in the Pershing Pass area of the Relief Canyon expansion properties, located to the south of the Relief Canyon Mine property. A Notice of Intent includes information regarding the company submitting the notice, maps of the proposed disturbance, equipment to be utilized, the general schedule of operations, a calculation of the total disturbance anticipated, and a detailed reclamation plan and budget. We have provided a $10,500 reclamation bond to ensure reclamation of our Pershing Pass exploration activities on public lands based on the estimated third-party costs to reclaim and re-vegetate the disturbed acreage. It is not necessary to file a Notice of Intent prior to work on private land. Measurement of land disturbance is cumulative, and once five acres total of public lands have been disturbed and remain unreclaimed in one project area, a Plan of Operations must be filed and approved by the BLM before additional work can take place, and a Reclamation Permit must be obtained from the NDEP. Both the Plan of Operations and the NDEP Reclamation Permit require a cash bond and a reclamation plan. Future exploration at Pershing Pass could require a Plan of Operations and a NDEP Reclamation Permit.

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We do not anticipate discharging water into active streams, creeks, rivers and lakes because there are no bodies of water near the Relief Canyon project area. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our property. Re-contouring and re-vegetation of disturbed surface areas would be completed pursuant to the applicable permits. The cost of reclamation work varies according to the degree of physical disturbance. It is difficult to estimate the future cost of compliance with environmental laws since the full nature and extent of our future activities cannot be determined at this time.

Other Exploration

We conducted generative exploration on the Relief Canyon expansion properties in 2012 and 2013. Since then, we have generated geological mapping over approximately three-quarters of our broader land holdings and conducted other exploratory work, including exploratory drilling at three targets in the expansion properties: Buffalo, Buffalo Pediment and the Blackjack Project Area. We intend to continue to focus our expenditures on the Relief Canyon Mine property. Because the Relief Canyon expansion properties are at an early stage of exploration, it would take at least several years to perform sufficient exploration drilling to determine whether these properties contain mineable reserves that could be put into production in the future. Although we are not currently planning to resume exploration efforts with respect to the Relief Canyon expansion properties, we may in the future increase our exploration efforts depending on results and available funding.

We intend to continue to acquire additional mineral targets in Nevada and elsewhere in locations where we believe we have the potential to quickly expand and advance known mineralization and the potential to discover new deposits. If, through our exploration program, we discover an area that potentially may be profitably mined for gold, we would focus on determining whether that is feasible, including further delineation of the location, size and economic feasibility of a potential orebody. We will require external funding to pursue our exploration programs. There is no assurance we will be able to raise capital on acceptable terms or at all.

Employees

We currently have 19 full-time employees and one part-time employee. We believe that our relations with our employees are good. In the future, if our activities grow, we may hire personnel on an as-needed basis. For the foreseeable future, we plan to engage geologists, engineers and other consultants as necessary.

Competition

We compete with other exploration companies for the acquisition of a limited number of exploration rights, and many of the other exploration companies possess greater financial and technical resources than we do. The mineral exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships.  We also compete with other exploration companies for the acquisition and retention of skilled technical personnel.

Our competitive position depends upon our ability to acquire and explore new and existing gold properties.  However, there is significant competition for properties suitable for gold exploration. Failure to achieve and maintain a competitive position could adversely impact our ability to obtain the financing necessary for us to acquire gold properties.  As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable. We will be subject to competition and unforeseen limited sources of supplies in the industry in the event spot shortages arise for supplies such as explosives, and certain equipment such as drill rigs, bulldozers and excavators that we will need to conduct exploration. If we are unsuccessful in securing the products, equipment and services we need we may have to suspend our exploration plans until we are able to secure them.

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Market for Gold

In the event that gold is produced from our property, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Asahi Refining. Historically, these markets are liquid and volatile.  In 2017 and through January 17, 2018, the London Fix AM high and low gold fixes were $1,343 and $1,149 per troy ounce, respectively, which represents an approximate 2% decrease and 7% increase in gold prices as compared to the high and low gold price in 2016, respectively. Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:

•	fluctuation in the supply of, demand and market price for gold;

•	mining activities of our competitors;

•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;

•	interest rates;

•	currency exchange rates;

•	inflation or deflation;

•	fluctuation in the value of the United States dollar and other currencies; and

•	political and economic conditions of major gold or other mineral-producing countries.

Gold ore is typically mined and leached to produce pregnant solutions, which are processed through a series of steps to recover gold and produce doré. Gold doré is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above.

Financial Results

We reported a net loss of approximately $(15.6) million for the year ended December 31, 2016. We reported a net loss of approximately $(9.1) million for the nine months ended September 30, 2017. We expect to incur significant losses into the foreseeable future and our monthly “burn rate” for 2018 is expected to be approximately $0.9 million (including approximately $6.6 million for general and administrative costs and $4.4 million for exploration, permitting and additional work at the Relief Canyon Mine). In February 2016 we completed private placements of units comprised of our common stock and warrants for a total of approximately $8.1 million in gross proceeds, in December 2016 we completed a public offering for gross proceeds of $7.5 million, in March 2016 we completed a private placement for gross proceeds of $6 million, and in December 2017 we completed a concurrent public offering and the Private Placement of units comprised of common stock and warrants for gross proceeds of approximately $14.6 million. We will require additional external financing to fund operations and exploration of the Relief Canyon Project. If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Legal Proceedings

None.

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MANAGEMENT

The following table sets forth information regarding the members of our Board of Directors and our executive officers. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board.

Name	Age	Position
Stephen Alfers	72	Chief Executive Officer, President and Chairman
Debra Struhsacker	64	Senior Vice President
Timothy Janke	66	Chief Operating Officer
Eric Alexander	51	Vice President Finance and Controller
Barry Honig	46	Director
Edward Karr	48	Director
Alex Morrison	54	Director
Pamela Saxton	65	Director

Stephen Alfers. Mr. Alfers has served as our Chief Executive Officer and Chairman since February 2012 and as our President since August 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from January 2010 to September 2011 and its Vice President (Legal) from December 2007 to December 2009. Mr. Alfers is the founder and, since 2007, the President of Alfers Mining Consulting, which performs consulting services from time to time for mining and exploration companies and investors in these industries, including providing continuing services from time to time for Franco-Nevada Corporation, with Mr. Alfers serving as an officer and director of certain of the U.S. subsidiaries of Franco-Nevada Corporation. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the board of directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers founded Alfers & Carver LLC, a boutique natural resources law firm, in 1995, and served as its managing partner from 1995 to 2001. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise. Mr. Alfers is currently the chair of the Technical Committee.

Debra Struhsacker. Ms. Struhsacker joined the Company in September 2013 as its Corporate Vice President and was named Senior Vice President in September 2014. From June 2006 until joining the Company, Ms. Struhsacker was the principal of her own consulting business, providing management, coordination and execution of environmental permitting strategies and other environmental, regulatory, governmental and community relations issues consulting services to mining companies. She has provided consulting services to the Company at the Relief Canyon Project since October 2011. She served as Vice President, U.S. Governmental and Regulatory Affairs for Kinross Gold USA, Inc., a subsidiary of Kinross Gold Corporation, from July 2003 to May 2006, and was engaged in her own consulting business from April 1991 until June 2003. Ms. Struhsacker has over 25 years of experience in hardrock mining and environmental issues, including related public policy issues, permitting and reclamation. She has a B.A. in Geology and French from Wellesley College and a M.S. in Geology from the University of Montana. Ms. Struhsacker is a certified professional geologist (Wyoming and American Institute of Professional Geologists).

Timothy Janke. Mr. Janke joined the Company in August 2014 as its Chief Operating Officer. Since November 2010, Mr. Janke has been the president of his own consulting business, providing mine operating and evaluation services to several mining companies. Beginning in July 2012, he provided consulting services at the Relief Canyon Project, advising the Company on mine start-up plans and related activities. From June 2010 to August 2014, Mr. Janke served as Vice President and Chief Operating Officer of Renaissance Gold, Inc. and its predecessor, Auex Ventures, Inc. He was General Manager-Projects for Goldcorp Inc. and its predecessor Glamis Gold, Inc. from July 2009 to May 2010, Vice President and General Manager of the Marigold Mine from February 2006 to June 2009, and its Manager of Technical Services from September 2004 to January 2006. Mr. Janke has served as a director for Renaissance Gold since August 2011 and as a director for US Gold since April 2016. Mr. Janke has over 40 years of engineering and operational experience in the mining industry. He has a B.S. in Mining Engineering from the Mackay School of Mines.

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Eric Alexander. Mr. Alexander joined the Company in September 2012 as its Vice President Finance and Controller and was appointed as the Company’s principal financial officer and principal accounting officer in November 2012. Prior to joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 25 years of corporate, operational and business experience, and 12 years of mining industry experience. In addition to working in the industry, he has also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

Barry Honig. Mr. Honig has served as a director since September 2010, serving as Co-Chairman from September 2010 to September 2011 and as Chairman from September 2011 to February 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., acting as a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. In addition, Mr. Honig served as director and co-Chairman of Chromadex Corporation from October 2011 to February 2015, and as director and co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig also served as CEO and Chairman of the board of directors of Majesco Entertainment from September 2015 to December 2016, and has served on the board of directors of Levon Resources Ltd. from July 2015 to November 2017. Mr. Honig was selected to serve as a director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies. Mr. Honig is a member of the Compensation Committee and the Technical Committee.

Edward Karr. Mr. Karr was appointed to the Board of Directors in June 2015. Mr. Karr is an international entrepreneur and the founder of several investment management and investment banking firms based in Geneva, Switzerland. Since April 2016, he has been President and CEO of U.S. Gold Corp., a junior exploration company. From 2005 to June 2015, Mr. Karr was the Chief Executive Officer of RAMPartners SA, an investment advisory firm based in Geneva, Switzerland. Mr. Karr was also Managing Director of Strategic Asset Management SA and Managing Director of Strategic Swiss Advisors Sàrl, both Swiss asset management companies, from February 2013 to December 2015. Mr. Karr served as a director of Spherix Corporation from November 2012 to December 2014 and he served as a Director of Majesco Entertainment from September 2015 to December 2016. He is currently on the boards of Levon Resources Ltd. and U.S. Gold Corp. (formerly Dataram Corporation), and serves as chairman of the audit committee of Levon Resources Ltd. Mr. Karr previously worked for Prudential Securities in the United States. He has been in the financial services industry for over twenty years. Before his entry into the financial services arena, Mr. Karr was affiliated with the United States Antarctic Program and spent thirteen consecutive months working in Antarctica, receiving the Antarctic Service Medal. Mr. Karr studied at Embry-Riddle Aeronautical University, Lansdowne College in London, England and received a B.S. in Economics/Finance with Honors (magna cum laude) from Southern New Hampshire University. He is an Executive Committee member, past President and current Nominating Committee Chair of the American International Club of Geneva. Mr. Karr was selected to serve as a director due to his experience in capital markets and financial expertise. Mr. Karr is currently a member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

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Alex Morrison. Mr. Morrison has served as a director since November 2012. Mr. Morrison is a mining executive, chartered professional accountant (chartered accountant) and certified public accountant with over 30 years of experience in the mining industry. He currently serves on the boards of Detour Gold Corporation, Gold Resource Corporation, Gold Standard Ventures Corp., and Taseko Mines Limited. Mr. Morrison has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to 2002, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources, Inc. and Vice President and Controller of Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. In addition, from time to time between 2007 and the present, Mr. Morrison has performed financial consulting services for mining companies. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his B.A. in Business Administration from Trinity Western University. Mr. Morrison was selected to serve as a director due to his extensive mining resource and business experience and his financial expertise. Mr. Morrison is currently the chair of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee and a member of the Technical Committee.

Pamela Saxton. Ms. Saxton has served as a director since October 2017. Ms. Saxton is a business executive with over 35 years of experience in domestic and international public company finance roles, primarily in mining, software and oil and gas. Ms. Saxton has held senior executive finance positions at several mining and oil and gas companies, most recently serving as Executive Vice President and Chief Financial Officer of Thompson Creek Metals Company Inc. from August 2008 to October 2016. Prior to 2008, Ms. Saxton was Vice President Finance—U.S. Operations of Franco-Nevada Corporation, Vice President and Chief Financial Officer of New West Gold Corporation, Vice President and Controller of Amax Gold Inc. and Assistant Controller of Cyprus Amax Minerals Inc. Ms. Saxton also was the Vice President and Controller-Payments Division of Western Union/First Data Corporation and served as Vice President of Finance, Corporate Controller and Chief Accounting Officer for J.D. Edwards & Company. Ms. Saxton began her career with Arthur Andersen & Company after receiving her Bachelor of Science in Accounting from the University of Colorado. Since September 1987, she has served as a Trustee and since January 2017 serves as Vice President for the Viola Vestal Coulter Foundation, which provides scholarships to various colleges and universities, with a focus on mining. She is also the Past Chair of the Board for the Colorado Association of Commerce and Industry, a state chamber of commerce. Ms. Saxton was selected to serve as a director due to her extensive mining, financial and governance and compliance expertise. Ms. Saxton serves as a member of the Audit Committee and Corporate Governance and Nominating Committee.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Family Relationships

There are no family relationships among the executive officers and directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation through December 31, 2017 of each of our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Stephen Alfers Chief Executive Officer, President and Chairman	2016	425,000		324,500	(2)	—	—	—	749,500
	2017	425,000		50,000		—	—	—	475,000

Debra Struhsacker Senior Vice President	2016	241,875	(3)	129,051	(4)	—	—	—	370,926
	2017	270,000		25,313		—	—	—	295,313

Eric Alexander Vice President Finance and Controller	2016	183,750		90,288	(5)	—	—	—	274,038
	2017	183,750		23,888		—	—	—	207,638

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(1) Bonuses in 2016 reflect bonuses earned in 2016 but paid in 2017. Bonuses in 2017 reflect bonuses earned in 2017 but paid in 2018.

(2) Mr. Alfers’ bonus consists of (a) $175,000 in cash, and (b) the grant date fair market value of 50,000 restricted stock units when granted on March 21, 2017 and valued at $149,500, calculated in accordance with FASB ASC Topic 718.

(3) Reflects an increase in Ms. Struhsacker’s base salary from $225,000 per year to $270,000 per year on August 16, 2016.

(4) Ms. Struhsacker’s bonus consists of (a) $57,000 in cash, and (b) the grant date fair market value of 21,900 restricted stock units when granted on February 3, 2017 and valued at $72,051, calculated in accordance with FASB ASC Topic 718.

(5) Mr. Alexander’s bonus consists of (a) $35,500 in cash, and (b) the grant date fair market value of 16,653 restricted stock units when granted on February 3, 2017 and valued at $54,788, calculated in accordance with FASB ASC Topic 718.

Agreements with Executive Officers

Stephen Alfers

We entered into an amended and restated employment agreement (the “Alfers Employment Agreement”) with Mr. Alfers on June 28, 2015 that provides that Mr. Alfers will serve as our Chief Executive Officer until December 31, 2018, subject to renewal. Pursuant to the terms of the agreement, Mr. Alfers will be entitled to a base salary of $425,000 per year, subject to adjustment by the Board of Directors. Mr. Alfers will also receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors.  The annual target bonus amount for Mr. Alfers shall equal 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below such target.

Upon Mr. Alfers’ termination without “Cause” or upon Mr. Alfers’ resignation for “Good Reason”, in either case where such termination is outside of a “Change in Control Period”, the Company shall pay to Mr. Alfers, in addition to any “Accrued Obligations” (in each case, as defined in the Alfers Employment Agreement), a lump sum payment in an amount equal to two times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any remaining unvested restricted shares of Company common stock granted to Mr. Alfers on February 9, 2012 in conjunction with his Original Employment Agreement (as defined below) would fully and immediately vest. Any other unvested equity awards shall be forfeited as of the date of termination (unless otherwise provided in the applicable award agreement or equity plan), and vested equity awards shall be treated as provided in the applicable award agreement or equity plan.

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Upon Mr. Alfers’ termination without Cause within six months prior to or twenty-four months following a Change in Control (as defined in the Alfers Employment Agreement and with such period to be referred to as a “Change in Control Period”) or upon Mr. Alfers’ resignation for Good Reason during a Change in Control Period, the Company shall pay to Mr. Alfers, in addition to any Accrued Obligations, a lump sum payment in an amount equal to two times the sum of (i) Mr. Alfers’ base salary plus (ii) the average of the actual bonus amounts paid to Mr. Alfers’ in the two years prior to termination. Additionally, any unvested equity awards that were granted prior to such Change in Control shall fully and immediately vest (unless otherwise provided in the applicable award agreement or equity plan).

Mr. Alfers’ bonus amounts are subject to claw-back rights in the event of certain restatements of the Company’s financial information for a period of three years.

In connection with the Alfers Employment Agreement, Mr. Alfers was awarded restricted stock units pursuant to a Restricted Stock Unit Grant Agreement dated June 28, 2015 (the “2015 RSU Agreement”). Under the terms of the 2015 RSU Agreement, Mr. Alfers was granted a total of 700,000 restricted stock units. 300,000 restricted stock units are time-based units (the “Time-Based RSUs”) that are subject to vesting upon Mr. Alfers’ continuous employment through December 31, 2018 (“Employment Term End Date”). If Mr. Alfers’ employment is terminated prior to the Employment Term End Date (i) by the Company other than for Cause, (ii) by Mr. Alfers’ resignation for Good Reason, or (iii) as a result of Mr. Alfers’ death or Disability (as defined in the Alfers Employment Agreement), all Time-Based RSUs shall become fully vested immediately prior to such termination. Such Time-Based RSUs shall also become fully vested upon a Change in Control (as defined in the Company’s 2013 Equity Incentive Plan). Each Time-Based RSU that becomes fully vested will entitle Mr. Alfers to receive one share of common stock as soon as practicable following the vesting event.

The remaining 400,000 restricted stock units (the “Performance RSUs”) are subject to vesting upon the attainment of certain performance-based milestones set forth in the 2015 RSU Agreement and shall become fully vested upon a Change in Control. For each fully vested Performance RSU, Mr. Alfers will be entitled to receive one share of common stock upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a 409A Change in Control (as defined in the 2015 RSU Agreement), all as set forth in the RSU Agreement. In June 2016, 120,000 Performance RSUs vested upon the attainment of certain performance-based milestones and in March 2017, 60,000 additional Performance RSUs vested upon the attainment of certain other performance-based milestones.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Restricted Stock Agreement dated May 13, 2013, as amended on December 23, 2013 and June 11, 2014 (as amended, the “Alfers 2013 RS Agreement”).  Pursuant to this amendment, the vesting of 72,098 shares of restricted stock, of a total of 216,251 restricted shares that were granted pursuant to the Alfers 2013 RS Agreement, was deferred from June 18, 2015 to March 14, 2016.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Amended and Restated Restricted Stock Agreement dated May 13, 2013, as amended on December 23, 2013 and June 11, 2014 (as amended, the “Alfers 2013 A&R RS Agreement”).  Pursuant to this amendment, the vesting of 20,514 shares of restricted stock, of a total of 61,527 restricted shares that were granted pursuant to the Alfers 2013 A&R RS Agreement, was deferred from June 18, 2015 to March 14, 2016.

On February 5, 2015, the Company and Mr. Alfers entered into a Third Amendment to the Executive Employment Agreement dated February 9, 2012, as amended on February 8, 2013 and December 23, 2013 (as amended, the “Alfers Original Employment Agreement”). Pursuant to this amendment, the vesting of 166,667 shares of restricted stock, of a total of 666,667 restricted shares that were granted pursuant to the Alfers Original Employment Agreement, was deferred from February 9, 2015 to February 9, 2016. The Alfers Original Employment Agreement was superseded by the Alfers Employment Agreement.

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The Company and Mr. Alfers entered into a Restricted Stock Unit Grant Agreement dated March 21, 2017 (the “Alfers Bonus RSU Agreement”) pursuant to which Mr. Alfers was awarded 50,000 restricted stock units (the “Bonus RSUs”) as a discretionary bonus for his performance in 2016. The Bonus RSUs were fully vested on the date of grant. The common stock underlying the Bonus RSUs will be issued upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a 409A Change in Control (as defined in the Alfers Bonus RSU Agreement). Each Bonus RSU entitles Mr. Alfers to receive one share of common stock within 30 days of the aforementioned events.

Debra Struhsacker

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker was hired to serve as the Company’s Corporate Vice President and is entitled to an annual base salary, subject to adjustment at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors (the “Struhsacker Offer Letter”). In September 2014, Ms. Struhsacker was promoted to Senior Vice President.

In connection with the Struhsacker Offer Letter, we also entered into a severance compensation agreement with Ms. Struhsacker on September 19, 2013 (the “Struhsacker Severance Compensation Agreement”). Upon a Qualifying Termination (as defined in the Struhsacker Severance Compensation Agreement) occurring on or within twelve months following a Change in Control (as defined in the Struhsacker Severance Compensation Agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the Struhsacker Severance Compensation Agreement).

On August 15, 2016, the Company and Ms. Struhsacker entered into an Extension Severance Compensation Agreement extending the term of the Struhsacker Severance Compensation Agreement to March 18, 2017 and increasing Ms. Struhsacker’s salary to $270,000. On January 11, 2017, the Company and Ms. Struhsacker entered into a Second Extension Severance Compensation Agreement extending the term of the Struhsacker Severance Compensation Agreement to December 31, 2017.

On February 6, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated February 12, 2013 (the “Struhsacker February 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 13,889 shares of restricted stock, of a total of 41,667 restricted shares that were granted pursuant to the Struhsacker February 2013 Restricted Stock Grant Agreement, was deferred from February 12, 2015 to February 12, 2016. On December 10, 2015, the Company and Ms. Struhsacker entered into a Second Amendment to the Struhsacker February 2013 RSG Agreement, pursuant to which the vesting of 13,889 shares of restricted stock, of a total of 41,667 restricted shares that were granted pursuant to the Struhsacker February 2013 RSG Agreement, was deferred from February 12, 2016 to February 12, 2017.

On December 10, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated December 16, 2013 (the “Struhsacker December 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 1,852 shares of restricted stock, of a total of 5,556 restricted shares that were granted pursuant to the Struhsacker December 2013 RSG Agreement, was deferred from December 16, 2015 to March 14, 2016.

On December 10, 2015, the Company and Ms. Struhsacker entered into a First Amendment to the Restricted Stock Grant Agreement dated December 11, 2014 (the “Struhsacker December 2014 RSG Agreement”). Pursuant to this amendment, the vesting of 4,908 shares of restricted stock, of a total of 14,723 restricted shares that were granted pursuant to the Struhsacker December 2014 RSG Agreement, was deferred from December 11, 2015 to March 14, 2016.

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Eric Alexander

We entered into a revised offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander joined the Company as our Vice President Finance and Controller and is entitled to an annual base salary of $175,000, subject to adjustments at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors (the “Alexander Offer Letter”). In addition, in connection with his appointment as the Company’s principal financial officer and principal accounting officer, the Company granted Mr. Alexander 11,112 shares of restricted stock, vesting over three years. The amendment deferred vesting of certain of the restricted shares, of which 3,704 vested in equal tranches on March 14, 2014 and November 30, 2014, and a final tranche of 3,704 shares vested on November 30, 2015, subject to acceleration under certain events, including upon a Change in Control as defined in the Company’s 2012 Equity Incentive Plan.

In connection with the Alexander Offer Letter, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012 that was amended on November 19, 2015 (as amended, the “Alexander Severance Compensation Agreement”). Pursuant to the Alexander Severance Compensation Agreement, Mr. Alexander will be entitled to receive certain benefits if he incurs a separation from service (as defined in the Alexander Severance Compensation Agreement) during the term of the agreement which is initiated by the Company for any reason other than Cause, death, or Disability (as such terms are defined in the Alexander Severance Compensation Agreement) or is initiated by Mr. Alexander for Good Reason (as defined in the Alexander Severance Compensation Agreement). These benefits depend on whether the separation occurs prior to or after a Change in Control (as defined in the Alexander Severance Compensation Agreement). If the separation occurs prior to a Change in Control, the Company shall pay Mr. Alexander a lump-sum severance payment equal to Mr. Alexander’s base salary plus the average of the annual cash bonuses paid to Mr. Alexander in the two years prior to separation. If the separation occurs within 12 months following a Change in Control, the Company shall pay Mr. Alexander a lump-sum severance payment equal to (x) 1.125 times (y) the sum of (a) Mr. Alexander’s base salary plus (b) the greater of (i) the average annual cash bonus paid to Mr. Alexander in the two years prior to separation or (ii) the target bonus amount established for Mr. Alexander in the fiscal year in which the separation occurs or, if none, an amount equal to 80% of Mr. Alexander’s base salary. On September 15, 2016, the Company and Mr. Alexander entered into a Second Amended Severance Compensation Agreement extending the term of the Alexander Severance Compensation Agreement to March 18, 2017. On January 11, 2017, the Company and Mr. Alexander entered into a Third Amended Severance Compensation Agreement further extending the term of the Alexander Severance Compensation Agreement to December 31, 2017. On December 21, 2017, the Company and Mr. Alexander entered into a Fourth Amended Severance Compensation Agreement further extending the term of the Alexander Severance Compensation Agreement to December 31, 2018.

On February 6, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated February 12, 2013 (the “Alexander February 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 18,519 shares of restricted stock, of a total of 55,556 restricted shares that were granted pursuant to the Alexander February 2013 RSG Agreement, was deferred from February 12, 2015 to February 12, 2016. On December 10, 2015, the Company and Mr. Alexander entered into a Second Amendment to the Alexander February 2013 RSG Agreement, pursuant to which the vesting of 18,518 shares of restricted stock, of a total of 55,556 restricted shares that were granted pursuant to the Alexander February 2013 RSG Agreement, was deferred from February 12, 2016 to February 12, 2017.

On December 10, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated December 16, 2013 (the “Alexander December 2013 RSG Agreement”). Pursuant to this amendment, the vesting of 3,704 shares of restricted stock, of a total of 11,112 restricted shares that were granted pursuant to the Alexander December 2013 RSG Agreement, was deferred from December 16, 2015 to March 14, 2016.

On December 10, 2015, the Company and Mr. Alexander entered into a First Amendment to the Restricted Stock Grant Agreement dated December 11, 2014 (the “Alexander December 2014 RSG Agreement”). Pursuant to this amendment, the vesting of 1,667 shares of restricted stock, of a total of 5,000 restricted shares that were granted pursuant to the Alexander December 2014 RSG Agreement, was deferred from December 11, 2015 to March 14, 2016.

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Indemnification Agreements

The Company has entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors. The Company expects that it will enter into similar indemnification agreements with any new directors and executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2017. This table includes unexercised and unvested options and equity awards. Vesting schedules are subject to acceleration or forfeiture in certain circumstances, including a change of control.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (1)
Stephen Alfers	555,556	—	—	$8.82	2/9/22	300,000	(2)	$720,000	220,000	(3)	$528,000
	277,778	—	—	$6.12	6/18/22	—		—	—		—
Debra Struhsacker	22,223	—	—	$8.10	3/6/22	10,950	(4)	$26,280	—		—
	22,223	—	—	$6.12	6/18/22	—		—	—		—
Eric Alexander	—	—	—	—	—	8,327	(5)	$19,985	—		—

(1) The market value of stock awards is calculated at $2.40 per share, the closing price of our common stock on December 29, 2017.

(2) Includes 300,000 restricted stock units which vest on December 31, 2018.

(3) Includes 220,000 restricted stock units which vest upon the attainment of certain performance-based milestones.

(4) Includes 10,950 restricted stock units which vest on February 3, 2018.

(5) Includes 8,327 restricted stock units which vest on February 3, 2018.

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Director Compensation

The following table sets forth compensation paid to our non-employee directors in 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Barry Honig	$33,000	(1)	$—	$—	$—	$—	$—	$33,000
Edward Karr	$35,000	(2)	$—	$—	$—	$—	$—	$35,000
Alex Morrison	$70,500	(3)	$—	$—	$—	$—	$—	$70,500
Pamela Saxton	$6,167	(4)	$—	$—	$—	$—	$—	$6,167

(1) Amount represents Mr. Honig’s $25,000 annual retainer for service on the Board of Directors and $8,000 for attendance at eight Board of Director and committee meetings. Mr. Honig elected to receive such payments in the form of restricted stock units. In satisfaction of these fees, the Company issued an aggregate of 11,989 fully-vested restricted stock units (the “Honig Retainer RSUs”) on April 28, 2017, June 30, 2017, September 29, 2017, December 29, 2017 calculated based on (x) the dollar amount of the director fees earned for the relevant fiscal quarter, divided by (y) the fair market value of one share of the Company’s stock as of the end of the relevant fiscal quarter, with the result rounded up to the nearest whole number. The Honig Retainer RSUs were granted as follows: (a) 3,610 units for director services rendered between January 1, 2017 and March 31, 2017, (b) 3,316 units for director services rendered between April 1, 2017 and June 30, 2017, (c) 2,458 units for director services rendered between July 1, 2017 and September 30, 2017, and (d) 2,605 units for director services rendered between on October 1, 2017 and December 31, 2017. Amount does not reflect the value of 2,351 shares of restricted common stock and 7,618 restricted stock units issued to Mr. Honig on April 28, 2017 for service to the Board of Directors and committees in the fourth quarter of fiscal year 2015 and fiscal year 2016, respectively. See footnote (2) to the Summary Compensation Table on page 43 of this prospectus for additional information regarding these calculations.

(2) Amount represents Mr. Karr’s $25,000 annual retainer for service on the Board of Directors and $10,000 for attendance at ten Board of Director and committee meetings. Mr. Karr elected to receive such payments in the form of restricted stock units. In satisfaction of these fees, the Company issued an aggregate of 12,744 fully vested restricted stock units (the “Karr Retainer RSUs”) on April 28, 2017, June 30, 2017, September 29, 2017, December 29, 2017 calculated based on (x) the dollar amount of the director fees earned for the relevant fiscal quarter, divided by (y) the fair market value of one share of the Company’s stock as of the end of the relevant fiscal quarter, with the result rounded up to the nearest whole number. The Karr Retainer RSUs were granted as follows: (a) 3,610 units for director services rendered between January 1, 2017 and March 31, 2017, (b) 3,316 units for director services rendered between April 1, 2017 and June 30, 2017, (c) 2,797 units for director services rendered between July 1, 2017 and September 30, 2017, and (d) 3,021 units for director services rendered between on October 1, 2017 and December 31, 2017. Amount does not reflect the value of 8,850 restricted stock units issued to Mr. Karr on April 28, 2017 for service to the Board of Directors and committees in earned in fiscal year 2016. See footnote (2) to the Summary Compensation Table on page 43 of this prospectus for additional information regarding these calculations.

(3) Amount represents Mr. Morrison’s $25,000 annual retainer for service on the Board of Directors, $15,000 retainer as the chair of the Audit Committee, $10,000 retainer as chair of the Compensation Committee, $7,500 retainer as chair of the Corporate Governance and Nominations Committee, $13,000 for attendance at 13 Board of Director and committee meetings.

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(4) Amount represents the pro-rated portion of Ms. Saxton’s $25,000 annual retainer for two months of service on the Board of Directors in 2017 and $2,000 for attendance at two Board of Director and committee meetings.

Our directors who are also our employees receive no fees for board service. Mr. Alfers is the only director who is also an employee. The compensation for all non-employee directors includes a $25,000 annual cash retainer and a $1,000 cash fee for attendance at each Board of Directors meeting. Directors receive a $1,000 cash fee for attendance at all committee meetings, and the chairs of the Technical, Audit, Compensation and Corporate Governance and Nominating committees receive annual cash retainers of $15,000, $15,000, $10,000 and $7,500 respectively. Non-employee directors on the Technical Committee receive a fee of $150 per hour up to a maximum of $1,000 per day for Technical Committee service that occurs other than at a meeting of the Technical Committee. As an employee director, Mr. Alfers will not receive an annual cash retainer or hourly fees for his role as chairman of the Technical Committee. Directors may elect to receive restricted stock units in lieu of cash. Non-employee directors are also eligible to receive annual grants of restricted stock units in such amounts and with such vesting provisions as are determined annually by the Compensation Committee and the Board of Directors. These equity grants related to 2017 service have not yet been granted. For each vested restricted stock unit, the non-employee director is entitled to receive one unrestricted share of common stock upon termination of the director’s service on our Board of Directors. Our directors are also eligible to receive other equity awards, including stock options, under our equity incentive plans, as determined from time to time by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of January 16, 2018 by:

•	each person known by us to beneficially own more than 5.0% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to us. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Percentage computations are based on 33,544,125 shares of our common stock outstanding as of January 16, 2018.

	Common Stock (1)
Name of Beneficial Owner (2)	Shares Beneficially Owned		Percent of Class
5% Owners
Levon Resources Ltd. (3)	1,954,366		5.8%
Donald Smith Value Fund, L.P. (4)	4,176,500		12.1%

Named Executive Officers and Directors
Stephen Alfers	1,605,870	(5)	4.7%
Debra Struhsacker	101,369	(6)	*	%
Eric Alexander	73,809	(7)	*	%
Barry Honig	12,070,247	(8)	32.2%
Alex Morrison	56,617	(9)	*	%
Edward Karr	233,114	(10)	*	%
Pamela Saxton	—	(11)	*	%

Executive Officers and Directors as a Group (eight** persons)	14,121,236		36.9%

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* Less than one percent (1.0%).

** Group of executive officers and directors includes Tim Janke. Mr. Janke beneficially owns 75,836 shares.

(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock includes for each person or entity shares issuable on the exercise of all options and warrants and the conversion of other convertible securities beneficially owned by such person or entity that are currently exercisable or can, at the option of the holder, become exercisable or convertible within 60 days following January 16, 2018. Such shares, however, are not included for the purpose of computing the percentage ownership of any other person.

(2)	The address of these persons, unless otherwise noted, is c/o Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401.

(3)	The address of Levon Resources Ltd. is Suite 900, 570 Granville St., Vancouver, British Columbia, Canada V6C 3P1.

(4)	The address of Donald Smith Value Fund, L.P. is 152 West 57th Street, 22nd Floor, New York, NY 10019.

(5)	Includes: (i) 737,178 unrestricted shares of common stock; (ii) options to purchase 555,556 shares of common stock with an exercise price of $8.82 per share, which are fully vested; (iii) options to purchase 277,778 shares of common stock with an exercise price of $6.12 per share, which are fully vested; and (iv) 100 shares of Series E Preferred Stock, which are convertible into 35,358 shares of common stock. Excludes: (i) 180,000 shares of common stock underlying vested restricted stock units granted in June 2015 which are issuable upon the earlier of Mr. Alfers’ separation from service or December 31, 2018; (ii) 50,000 shares of common stock underlying vested restricted stock units granted in March 2017 which are issuable upon the earlier of Mr. Alfers’ separation from service or December 31, 2018; (iii) 300,000 shares of common stock underlying unvested restricted stock units granted to Mr. Alfers which are issuable upon Mr. Alfers’ continued employment through December 31, 2018; and (iv) 220,000 unvested restricted stock units granted to Mr. Alfers which vest upon the satisfaction of certain performance vesting conditions or Mr. Alfers’ continued employment through December 31, 2018 and, once vested, are issuable upon the earlier of Mr. Alfers’ separation from service or December 31, 2018, in each case subject to acceleration and forfeiture in certain circumstances. Mr. Alfers has no voting rights with respect to the restricted stock units until the underlying shares are issued.

(6)	Includes: (i) 56,923 unrestricted shares of common stock; and (ii) options to purchase 44,446 shares of common stock, which are fully vested. Excludes: (i) 26,950 shares of common stock underlying vested restricted stock units which are issuable upon Ms. Struhsacker’s resignation from the Company (subject to acceleration and forfeiture in certain circumstances); and (ii) 10,950 shares of common stock underlying unvested restricted stock units granted to Ms. Struhsacker which are issuable upon Ms. Struhsacker’s resignation from the Company (subject to acceleration and forfeiture in certain circumstances). Ms. Struhsacker has no voting rights with respect to the restricted stock units until the underlying shares are issued.

(7)	Includes: (i) 73,809 unrestricted shares of common stock. Excludes: (i) 15,076 shares of common stock underlying vested restricted stock units which are issuable upon Mr. Alexander’s resignation from the Company (subject to acceleration and forfeiture in certain circumstances); and (ii) 8,327 shares of common stock underlying unvested restricted stock units granted to Mr. Alexander which are issuable upon Mr. Alexander’s resignation from the Company (subject to acceleration and forfeiture in certain circumstances). Mr. Alexander has no voting rights with respect to the restricted stock units until the underlying shares are issued.

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(8)	Includes:

(i)	2,339,781 unrestricted shares of common stock, options to purchase 744,446 shares of common stock, which are fully vested, and 854 shares of Series E Preferred Stock, which are convertible into 301,950 shares of common stock, and 39,186 shares of common stock underlying vested restricted stock units which are deemed beneficially owned by Mr. Honig and are issuable upon Mr. Honig’s resignation from the Board of Directors (including (i) 9,579 units which vested on December 11, 2015; (ii) 5,000 units which vested on February 3, 2017; (iii) 11,228 units which vested on April 28, 2017; (iv) 3,316 units which vested on June 30, 2017; (v) 2,458 units which vested September 30, 2017; (vi) 2,605 units which vested December 29, 2017; and (vii) 5,000 restricted stock units which vest on February 3, 2018), all of which are held directly by Mr. Honig;

(ii)	3,888,034 unrestricted shares of common stock, 4,230 shares of Series E Preferred Stock convertible into 1,495,608 shares of common stock, and 396,039 warrants, all of which are held by GRQ Consultants, Inc. 401K (“GRQ 401K”);

(iii)	75,218 unrestricted shares of common stock held by GRQ Consultants, Inc. (“GRQ Consultants”);

(iv)	1,763,522 unrestricted shares of common stock and 2,070 shares of Series E Preferred Stock, which are convertible into 731,892 shares of common stock, all of which are held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”); and

(v)	89,148 unrestricted shares of common stock and 581 shares of Series E Preferred Stock, which are convertible into 205,425 shares of common stock, all of which are held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ Defined”).

(vi)	Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ Roth 401K, GRQ Defined and GRQ Consultants.

(9)	Includes 56,617 shares of common stock underlying vested restricted stock units which are deemed beneficially owned by Mr. Morrison and are issuable upon Mr. Morrison’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Excludes 18,518 shares of common stock underlying unvested restricted stock units granted to Mr. Morrison which are issuable upon Mr. Morrison’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Mr. Morrison has no voting rights with respect to the restricted stock units until the underlying shares are issued.

(10)	Includes: (i) 185,316 unrestricted shares of common stock; and (ii) 47,798 shares of common stock underlying vested restricted stock units which are deemed beneficially owned by Mr. Karr and issuable upon Mr. Karr’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Excludes 1,852 shares of common stock underlying unvested restricted stock units granted to Mr. Karr which are issuable upon Mr. Karr’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Mr. Karr has no voting rights with respect to the restricted stock units until the underlying shares are issued.

(11)	Excludes 8,621 shares of common stock underlying unvested restricted stock units granted to Ms. Saxton which are issuable upon Ms. Saxton’s resignation from the Board of Directors (subject to acceleration and forfeiture in certain circumstances). Ms. Saxton has no voting rights with respect to the restricted stock units until the underlying shares are issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

Our Audit Committee is responsible for assisting the Board of Directors with the review and approval of transactions with related parties. We annually request each of our directors and executive officers complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. The Audit Committee and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If a transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

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Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, “Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions or Relationships with or involving Mr. Honig

In April 2015, we sold to Mr. Honig 427,351 units of the Company’s securities for a purchase price of $5.85 per unit, or $2,500,000 in the aggregate, as part of a private placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the private placement.

In February 2016, we sold to Mr. Honig 367,647 shares of our common stock for a purchase price of $3.40 per share, or approximately $1,250,000 in the aggregate, as part of a private placement. The terms of the private placement were reviewed and approved by the Audit Committee.

In December 2017, we sold to Mr. Honig 990,099 units of the Company’s securities for a purchase price of $3.03 per unit, or $3,000,000 in the aggregate, as part of the Private Placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the Private Placement, except that the unit price for all other investors in the Private Placement was $2.80. The terms of Mr. Honig’s participation in the Private Placement were reviewed and approved by the Audit Committee.

Transactions or Relationships with or involving Mr. Smith

On March 24, 2016, the Company entered into a subscription agreement with the Donald Smith Value Fund, L.P. The Subscription Agreement provided for the sale to Donald Smith Value Fund, L.P. of 1,850,000 units for $3.25 per unit, with each unit consisting of one share of common stock and one thirty-month warrant to purchase 0.5 of a share of common stock at an exercise price of $4.35. The transaction was completed and the shares were issued on March 28, 2016. Immediately following the sale, Mr. Smith beneficially owned approximately 7.1% of our outstanding common stock. No other investors purchased shares in the private placement.

Transactions or Relationships with or involving Jonathan Honig

In December 2017, we sold to Jonathan Honig 535,714 units of the Company’s securities for a purchase price of $2.80 per unit, or $1,500,000 in the aggregate, as part of the Private Placement, with each unit comprised of one share of common stock and a 24-month warrant to purchase 0.4 of a share of the Company’s common stock. The sale was completed on equivalent terms to other investors purchasing in the Private Placement except for Barry Honig, as discussed above. The terms of Jonathan Honig’s participation in the Private Placement were reviewed and approved by the Audit Committee. Jonathan Honig is a sibling of Barry Honig.

Director Independence

We currently have five directors serving on our Board of Directors: Messrs. Alfers, Honig, Karr, and Morrison, and Ms. Saxton. Mr. Barr served on the Board of Directors from June 24, 2016 until his death on April 9, 2017. We have determined Messrs. Morrison, Honig, Karr, and Ms. Saxton are, and Mr. Barr was, independent in accordance with the definition of independence set forth in the rules of Nasdaq. Each director who is a member of a committee subject to independence standards under the rules of Nasdaq is independent under such standards. In reaching these determinations, the Board of Directors considered payments for consulting services made to Mr. Barr and Mr. Karr prior to their appointments to the Board of Directors, a grant of 12,500 restricted stock units to Mr. Karr in December 2015, payments for consulting services made to Mr. Morrison prior to the formation of the Audit Committee and the Company’s uplisting to Nasdaq, fees paid to Mr. Morrison and Mr. Barr for their service on the Technical Committee, Mr. Honig’s status as a significant stockholder, Mr. Karr’s position and Mr. Honig’s former position on the board of directors of Levon Resources, a significant stockholder of the Company, and Mr. Karr’s role as president and chief executive officer of U.S. Gold Corp. Tim Janke, one of the Company’s executive officers, is a director of U.S. Gold Corp. and has represented to the Company he is not a member of the compensation committee or similar body of U.S. Gold Corp.

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SELLING STOCKHOLDERS

Up to 3,286,127 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the account of the selling stockholders and all of which were issued to the selling stockholders in the Private Placement. These shares consist of the following:

•	2,347,236 shares issued to the selling stockholders in the Private Placement; and

•	938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

The Private Placement was exempt under the registration provisions of the Securities Act.

The 3,286,127 shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. Unless otherwise indicated in the footnotes to the table below: (i) subject to community property laws where applicable, the selling stockholders, to our knowledge, have sole voting and investment power with respect to the shares beneficially owned by them; (ii) none of the selling stockholders are broker-dealers, or are affiliates of a broker-dealer; and (iii) the selling stockholders have not had a material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The selling stockholders’ percentage of ownership of our outstanding shares in the table below is based upon 33,544,125 shares of common stock assumed to be outstanding as of January 16, 2018, and includes the 938,891 shares issuable upon exercise of the warrants and registered for resale in this registration statement on Form S-1.

	Ownership Before Offering				Ownership After Offering (+)
SELLING STOCKHOLDER	Number of shares of common stock beneficially owned	Total number of shares offered	Shares of common stock offered	Warrant shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Stetson Capital Investments, Inc. (1)	297,999	249,999	178,571	71,428	48,000	*	%
GRQ Consultants, Inc. 401K (2)	5,779,681	1,386,138	990,099	396,039	4,393,543	13.1%
Andrew Schwartzberg	124,999	124,999	89,285	35,714	0	*	%
ATG Capital LLC (3)	174,999	124,999	89,285	35,714	50,000	*	%
Jonathan Honig	1,749,999	749,000	535,714	214,285	1,000,000	*	%
Richard Molinsky	71,389	49,999	35,714	14,285	21,390	*	%
Moishe Hartstein (4)	49,999	49,999	35,714	14,285	0	*	%
Erick Richardson	124,999	124,999	89,285	35,714	0	*	%
Brian M. Herman (5)	56,999	49,999	35,714	14,285	7,000	*	%
Melechdavid Inc. (6)	274,999	124,999	89,285	35,714	150,000	*	%
Alpha Capital Anstalt (7)	124,999	124,999	89,285	35,714	0	*	%
Newport Vacations Manager, LLC (8)	124,999	124,999	89,285	35,714	0	*	%
TOTAL	—	3,286,127	2,347,236	938,891	—	—

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 * represents less than 1%.

(+)   Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.

(1)	As the president of Stetson Capital Investments, Inc., John Stetson has voting and investment power over shares of the Company held by this selling stockholder.
(2)	Barry Honig (a director of the Company) has voting and investment power over shares of the Company held by this selling stockholder. For additional information on the beneficial ownership of GRQ Consultants Inc. 401K and Mr. Honig, please see the section —“Security Ownership of Certain Beneficial Owners and Management”.
(3)	As the managing member of ATG Capital LLC, John O’Rourke has voting and investment power over shares of the Company held by this selling stockholder.
(4)	Moishe Hartstein is an affiliate of a broker-dealer; however, Mr. Hartstein represented that he purchased these shares of common stock in the ordinary course of business, not for resale, and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.
(5)	Brian Herman is an affiliate of a broker-dealer; however, Mr. Herman represented that he purchased these shares of common stock in the ordinary course of business, not for resale, and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares of common stock.
(6)	As the sole owner of Melechdavid, Inc., Mark Groussman has voting and investment power over shares of the Company held by this selling stockholder.
(7)	As the controlling director of Alpha Capital Anstalt, Konrad Ackermann has voting and investment power over shares of the Company held by this selling stockholder.
(8)	As the manager of Newport Vacations Manager, LLC, Dr. Robert M. Cornfeld has voting and investment power over shares of the Company held by this selling stockholder.

DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock. As of January 16, 2018, we have the following issued and outstanding securities on a fully diluted basis:

•	33,544,125 shares of common stock;

•	8,946 shares of Series E Convertible Preferred Stock, which are convertible into 3,163,501 shares of common stock;

•	Warrants to purchase 4,434,267 shares of common stock;

•	Options to purchase 1,794,453 shares of common stock; and

•	Restricted stock units, which entitle the holders to receive 1,052,850 shares of common stock upon vesting and upon the satisfaction of certain specified conditions.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors.

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Our common stock is listed on Nasdaq and on the TSX under the symbol “PGLC.”

Warrants

We currently have issued and outstanding warrants to purchase 4,434,267 shares of common stock, all currently exercisable, as follows:

•	Warrants to purchase 22,223 shares at $8.10 per share, expiring March 6, 2022;

•	Warrants to purchase 8,334 shares at $5.40 per share, expiring November 7, 2018;

•	Warrants to purchase 1,060,429 shares at $5.06 per share, expiring August 25, 2018;

•	Warrants to purchase 261,590 shares at $5.06 per share, expiring August 25, 2018;

•	Warrants to purchase 925,000 shares at $4.35 per share, expiring September 28, 2018;

•	Warrants to purchase 100,000 shares at $3.45 per share, expiring January 16, 2019;

•	Warrants to purchase 938,891 shares at $3.40 per share, expiring December 19, 2019(1); and

•	Warrants to purchase 1,117,800 shares at $3.40 per share, expiring December 19, 2019.

(1) The shares issuable upon exercise of these warrants are offered pursuant to this prospectus.

The selling stockholders may exercise the warrants included in this prospectus on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement.

Registration Rights

In connection with the Private Placement, we entered into registration rights agreements with the selling stockholders dated December 11, 2017 providing for the registration of the resale of those shares.

Transfer Agent

The transfer agent for our common stock in the United States is Computershare Investor Services, Inc. located at 462 South 4th Street, Suite 1600, Louisville, Kentucky 40233-5000.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There have been no changes in or disagreements with our accountants since our formation that are required to be disclosed pursuant to Item 304 of Regulation S-K, except those that have been previously reported in our filings with the Securities and Exchange Commission.

Indemnification of Directors and Officers

Nevada Revised Statutes Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

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Under Revised Statutes Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. We must pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire.

Our Articles of Incorporation provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may purchase and maintain insurance on behalf of any of officers and directors. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.3900.

The Company has entered into indemnification agreements with its directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. These agreements are more fully described herein under “Executive Compensation — Indemnification Agreements”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 3,286,127 shares of our common stock, par value $0.0001 per share, which includes (i) 2,347,236 shares issued to the selling stockholders in the Private Placement and (ii) 938,891 shares issuable upon exercise of the warrants issued to the selling stockholders in the Private Placement.

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

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The Company has agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144(c) under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Davis Graham & Stubbs LLP will pass upon the validity of the shares of common stock offered by the selling stockholders under this prospectus.

EXPERTS

The consolidated financial statements of Pershing Gold for the fiscal years ended December 31, 2015 and December 31, 2016 included in this prospectus have been so included in reliance on the report of KBL, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The estimates of our mineralized material with respect to the Relief Canyon Mine deposit included in this prospectus have been so included in reliance upon the preliminary feasibility study prepared by Mine Development Associates Inc.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary or by calling 720-974-7254. Our SEC filings are also available through the “Investor Relations” section of our website at www.pershinggold.com.

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GLOSSARY OF SELECTED MINING TERMS

The following is a glossary of selected mining terms used in this registration statement on Form S-1 that may be technical in nature:

“Base metal” means a classification of metals usually considered to be of low value and higher chemical activity when compared with the precious metals (gold, silver, platinum, etc.). This nonspecific term generally refers to the high-volume, low-value metals copper, lead, tin, and zinc.

“Deposit” means an informal term for an accumulation of mineral ores.

“Doré” means a mixture of gold and silver that is produced from the refinery furnace.

“Exploration stage” means a U.S. Securities and Exchange Commission descriptive category applicable to public mining companies engaged in the search for mineral deposits and ore reserves and which are not either in the mineral development or the ore production stage.

“Feasibility study” means an engineering study designed to define the technical, economic, and legal viability of a mining project with a high degree of reliability.

“Formation” means a distinct layer of sedimentary rock of similar composition.

“Grade” means the metal content of ore, usually expressed in troy ounces per ton (2,000 pounds) or in grams per ton or metric tonnes that contain 2,204.6 pounds or 1,000 kilograms.

“Heap leach” means a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed to dissolve metals, i.e. gold, copper, etc.; the solutions containing the metals are then collected and treated to recover the metals.

“Lode” means a classic vein, ledge, or other rock in place between definite walls.

“Millsite” means a specific location of five acres or less on public lands that are non-mineral in character. Millsites may be located in connection with a placer or lode claim for mining and milling purposes or as an independent/custom mill site that is independent of a mining claim.

“Mineralization” means the concentration of metals within a body of rock.

“Mineralized material” is a body that contains mineralization which has been delineated by appropriately spaced drilling and/or underground sampling to estimate a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors concludes legal and economic feasibility of extraction at the time of reserve determination.

“Mining” means the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves or mineral deposits are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

“Mining claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“Net smelter return royalty” means a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of transportation, insurance, and smelting/refining costs.

“Open pit” means a mine working or excavation open to the surface.

“Ore” means material containing minerals that can be economically extracted.

“Outcrop” means that part of a geologic formation or structure that appears at the surface of the earth.

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“Precious metal” means any of several relatively scarce and valuable metals, such as gold, silver, and the platinum-group metals.

“Probable reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“Production stage” means a project that is actively engaged in the process of extraction and beneficiation of mineral reserves or mineral deposits to produce a marketable metal or mineral product.

“Proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

“Reclamation” means the process of returning land to another use after mining is completed.

“Recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“Reserves” means that part of a mineral deposit that could be economically and legally extracted or produced at the time of reserve determination.

“Sampling” means selecting a fractional part of a mineral deposit for analysis.

“Sediment” means solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solution or secretion by organisms, and that forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

“Sedimentary” means formed by the deposition of sediment.

“Unpatented mining claim” means a mineral claim staked on federal or, in the case of severed mineral rights, private land (where the U.S. government has retained ownership of the locatable minerals) to which a deed from the U.S. government has not been received by the claimant. Unpatented claims give the claimant the exclusive right to explore for and to develop the underlying minerals and the right to use the surface for such purpose. However, the claimant does not own title to either the minerals or the surface, and the claim must include a discovery of valuable minerals to be valid and is subject to the payment of annual claim maintenance fees that are established by the governing authority of the land on which the claim is located.

“Vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“Waste” means rock lacking sufficient grade and/or other characteristics of ore.

61

INDEX TO FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Pershing Gold Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Pershing Gold Corporation and Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pershing Gold Corporation and Subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years ended December 31, 2016 and 2015 in conformity with U.S. generally accepted accounting principles.

/s/ KBL, LLP
New York, New York
March 28, 2017

F-2

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in United States dollars)

	December 31,
	2016	2015

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,722,102	$3,237,384
Restricted cash	2,250,000	2,250,000
Other receivables	-	70,145
Prepaid expenses and other current assets	1,139,760	899,228

Total Current Assets	15,111,862	6,456,757

NON - CURRENT ASSETS:
Property and equipment, net	4,310,980	5,321,895
Mineral rights	22,786,912	22,786,912
Reclamation bond deposit	25,000	25,000
Deposit	3,884	3,884

Total Non - Current Assets	27,126,776	28,137,691

Total Assets	$42,238,638	$34,594,448

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,150,195	$538,161
Note payable - current portion	-	17,319
Deferred rent - current portion	6,738	5,217

Total Current Liabilities	2,156,933	560,697

LONG-TERM LIABILITIES:
Deposit	1,750	-
Deferred rent - long term portion	4,512	10,771
Asset retirement obligation	895,085	783,539

Total Liabilities	3,058,280	1,355,007

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($0.0001 Par Value; 2,250,000 Shares Authorized;
none issued and outstanding as of December 31, 2016 and 2015)	-	-
Convertible Series B Preferred stock ($0.0001 Par Value; 8,000,000 Shares Authorized;
none issued and outstanding as of December 31, 2016 and 2015)	-	-
Convertible Series C Preferred stock ($0.0001 Par Value; 3,284,396 Shares Authorized;
none issued and outstanding as of December 31, 2016 and 2015)	-	-
Convertible Series D Preferred stock ($0.0001 Par Value; 7,500,000 Shares Authorized;
none issued and outstanding as of December 31, 2016 and 2015)	-	-
Convertible Series E Preferred stock ($0.0001 Par Value; 15,151 Shares Authorized;
8,946 and 9,375 shares issued and outstanding; liquidation preference of $9,742,194 and
$10,209,375 as of December 31, 2016 and 2015)	1	1
Common stock ($0.0001 Par Value; 200,000,000 Shares Authorized;
28,389,378 and 21,723,049 shares issued and outstanding as of December 31, 2016 and 2015)	2,839	2,173
Additional paid-in capital	195,705,344	170,529,953
Accumulated deficit	(156,527,826)	(137,292,686)

Total Stockholders' Equity	39,180,358	33,239,441

Total Liabilities and Stockholders' Equity	$42,238,638	$34,594,448

See accompanying notes to consolidated financial statements.

F-3

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in United States dollars)

	For the Years Ended December 31,
	2016	2015

Net revenues	$-	$-

Operating expenses:
Compensation and related taxes	5,337,910	4,555,151
Exploration cost	4,792,786	8,618,648
Consulting fees	1,410,307	1,258,458
General and administrative expenses	4,091,967	4,689,033

Total operating expenses	15,632,970	19,121,290

Loss from operations	(15,632,970)	(19,121,290)

Other income (expenses):
Interest expense and other finance costs, net of interest income of $2,801 and $730, respectively	(2,605)	(2,643)

Total other income (expenses) - net	(2,605)	(2,643)

Loss before provision for income taxes	(15,635,575)	(19,123,933)

Provision for income taxes	-	-

Net loss	$(15,635,575)	$(19,123,933)

Preferred deemed dividend	(3,599,565)	-

Net loss available to common stockholders	$(19,235,140)	$(19,123,933)

Net loss per common share, basic and diluted	$(0.75)	$(0.90)

Weighted average common shares outstanding - basic and diluted	25,483,353	21,165,083

See accompanying notes to consolidated financial statements.

F-4

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 and 2015

(in United States dollars)

	Preferred Stock - Series A		Preferred Stock - Series B		Preferred Stock - Series C		Preferred Stock - Series D		Preferred Stock - Series E
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value		Common Stock $0.0001 Par Value		Additional Paid-in	Treasury	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity

Balance, December 31, 2014	-	$-	-	$-	-	$-	-	$-	9,425	$1	19,745,170	$1,975	$158,018,742	$-	$(118,168,753)	$39,851,965

Issuance of common stock for cash	-	-	-	-	-	-	-	-	-	-	1,962,501	196	10,461,646	-	-	10,461,842

Issuance of common stock in connection with the
conversion of preferred stock	-	-	-	-	-	-	-	-	(50)	-	9,822	1	(1)	-	-	-

Issuance of common stock for vested restricted stock grants	-	-	-	-	-	-	-	-	-	-	5,556	1	(1)	-	-	-

Stock-based compensation in connection with vested restricted common stock grants	-	-	-	-	-	-	-	-	-	-	-	-	2,025,258	-	-	2,025,258

Stock-based compensation in connection with stock warrant grant	-	-	-	-	-	-	-	-	-	-	-	-	24,309	-	-	24,309

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(19,123,933)	(19,123,933)

Balance, December 31, 2015	-	-	-	-	-	-	-	-	9,375	1	21,723,049	2,173	170,529,953	-	(137,292,686)	33,239,441

Issuance of common stock for cash	-	-	-	-	-	-	-	-	-	-	6,544,412	654	19,794,822	-	-	19,795,476

Issuance of common stock in connection with the
conversion of preferred stock	-	-	-	-	-	-	-	-	(429)	-	130,669	13	(13)	-	-	-

Issuance of common stock for services	-	-	-	-	-	-	-	-	-	-	15,323	1	55,598	-	-	55,599

Stock-based compensation in connection with restricted common stock unit grants	-	-	-	-	-	-	-	-	-	-	-	-	1,725,417	-	-	1,725,417

Cancellation of common stock	-	-	-	-	-	-	-	-	-	-	(24,075)	(2)	2	-	-	-

Preferred stock deemed dividend	-	-	-	-	-	-	-	-	-	-	-	-	3,599,565	-	(3,599,565)	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(15,635,575)	(15,635,575)

Balance, December 31, 2016	-	$-	-	$-	-	$-	-	$-	8,946	$1	28,389,378	$2,839	$195,705,344	$-	$(156,527,826)	$39,180,358

See accompanying notes to consolidated financial statements.

F-5

PERSHING GOLD CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in United States dollars)

	For the Years Ended December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(15,635,575)	$(19,123,933)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,097,066	1,125,758
Accretion	38,923	46,148
Stock-based compensation	2,311,410	2,049,567
Asset retirement obligations settled	-	(18,737)

Changes in operating assets and liabilities:
Other receivables	70,145	(70,145)
Prepaid expenses and other current assets	(240,532)	(104,479)
Accounts payable and accrued expenses	1,081,640	(176,130)
Deferred rent	(4,738)	15,988
Deposit	1,750	-

NET CASH USED IN OPERATING ACTIVITIES	(11,279,911)	(16,255,963)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mineral rights	-	(6,000,000)
Purchase of property and equipment	(13,528)	(91,909)

NET CASH USED IN INVESTING ACTIVITIES	(13,528)	(6,091,909)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	19,795,476	10,461,842
Payments on notes payable	(17,319)	(24,423)

NET CASH PROVIDED BY FINANCING ACTIVITIES	19,778,157	10,437,419

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,484,718	(11,910,453)

CASH AND CASH EQUIVALENTS- beginning of year	3,237,384	15,147,837

CASH AND CASH EQUIVALENTS- end of year	$11,722,102	$3,237,384

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$5,406	$3,373
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Preferred stock deemed dividend	$3,599,565	$-
Increase (decrease) in asset retirement obligations	$72,623	$(42,477)

See accompanying notes to consolidated financial statements.

F-6

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration, development, and mining opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and the Company’s activities on all of its properties are exploratory in nature.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties. On July 5, 2016 a wholly-owned subsidiary, Blackjack Gold Corporation, a Nevada corporation, was formed for potential purchases of exploration targets.

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin Topic 4C: Equity Accounts – Change in Capital Structure (“SAB Topic 4C”).

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principle of Consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its majority-owned subsidiaries as of December 31, 2016. In the preparation of the consolidated financial statements of the Company, intercompany transactions and balances have been eliminated.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, the valuation of deferred tax assets and liabilities, including valuation allowance, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2016, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Restricted Cash

Restricted cash consists of cash and investments which are held as collateral under a surface management surety bond issued on the Company’s behalf.

F-7

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, other receivables, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets of $1,139,760 and $899,228 at December 31, 2016 and 2015, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting, public relations, and business advisory services, insurance premiums, drilling services, mining claim fees and mineral lease fees which are being amortized over the terms of their respective agreements. Included in other current assets are deferred financing costs of $312,415 and $0 at December 31, 2016 and 2015, respectively. The Company defers these costs until such time that the associated financing is completed. Upon completion and recognition of the proceeds, any deferred financing costs will be reported as a direct deduction from the amount of the proceeds received. If it is determined that the contemplated financing will not be completed any amounts deferred will be expensed.

Mineral Property Acquisition and Exploration Costs

Costs of leasing, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established.

When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

F-8

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Mineral Property Acquisition and Exploration Costs (continued)

ASC 930-805-30-1 and 30-2 provide that in fair valuing mineral assets, an acquirer should take into account both:

•           The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•           The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty-five years.

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to ASC 360, “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment of its long-lived assets at December 31, 2016 and 2015, respectively.

Asset Retirement Obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

F-9

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Effective for fiscal year-ended December 31, 2016, the Company early adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”). The Company has elected to recognize the effect of forfeitures in compensation cost as forfeitures occur. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related party transaction

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

F-10

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency transactions

The Company accounts for foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”) and more specifically the guidance in subsection ASC 830-20, “Foreign Currency Transactions”. The U.S. dollar is the functional and reporting currency for the Company and its subsidiaries. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting gains or losses upon settlement reported in foreign exchange gain (loss) in the computation of net income (loss).

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” related to revenue from contracts with customers. This ASU was further amended in August 2015, March 2016, April 2016, May 2016 and December 2016 by ASU No. 2015-14, No. 2016-08, No. 2016-10, No. 2016-12 and No. 2016-20, respectively. The new standard provides a five-step approach to be applied to all contracts with customers and also requires expanded disclosures about revenue recognition. In August 2015, the effective date was deferred to reporting periods, including interim periods, beginning after December 15, 2017 and will be applied retrospectively. Early adoption is not permitted. The Company does not expect the impact of these revenue recognition updates to be material on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU 2015-03, “Interest – Imputation of Interest” (Subtopic 835-30) which focuses on simplifying the presentation of debt issuance costs. The amendments in this update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. The ASU is effective for periods beginning after December 15, 2015 for public companies. The Company’s adoption did not have a material impact on the Company’s consolidated results of operations, financial position and related disclosures.

In November 2015, FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. ASU 2015-17 simplifies the current guidance in ASC Topic 740, “Income Taxes”, which requires entities to separately present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for all entities as of the beginning of an interim or annual reporting period. The Company does not expect the impact of ASU 2015-17 to be material on the Company’s consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, “Leases” (Topic 842). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. Early adoption is permitted. The Company is currently in the process of assessing the impact the adoption of this guidance will have on the Company’s consolidated financial statements.

In March 2016, FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”) as part of FASB's simplification initiative focused on improving areas of GAAP for which cost and complexity may be reduced while maintaining or improving the usefulness of information disclosed within the financial statements. ASU 2016-09 focuses on simplification specifically with regard to share-based payment transactions, including income tax consequences, classification of awards as equity or liabilities and classification on the statement of cash flows. The guidance in ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company’s adoption did not have a material impact on the Company’s consolidated results of operations, financial position and related disclosures.

F-11

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In August 2016, FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)” (“ASU 2016-15”). ASU 2016-15 addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance will be effective for the Company on January 1, 2018. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18 “Statement of Cash Flows (Topic 230): Restricted Cash,”or ASU2016-18. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Upon the adoption of the new guidance, the Company will change the presentation of restricted cash in our current statement of cash flows to conform to the new requirements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 — MINERAL PROPERTIES

The Company’s Relief Canyon property rights currently total approximately 25,000 acres and are comprised of approximately 948 owned unpatented mining claims, 120 owned millsite claims, 172 leased unpatented mining claims, and 2,235 acres of leased and 2,770 acres of subleased private lands. Most of the property on which the Relief Canyon deposit is located is subject to a 2% net smelter return production royalty, with a portion of that property subject to net smelter return production royalties totaling 4.5%. The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease of private lands covering approximately 600 acres.  Out of the total unpatented mining claims, 17 unpatented mining claims are subject to a 2% net smelter return royalty and 19 unpatented mining claims are leased with a purchase option.

The primary term of the mining lease of private lands is ten years ending in January 2023, which may be extended as long as mineral exploration, development or mining continue on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production begins, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the leased property. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 annual advance minimum royalty payment until September 2023. The annual advance minimum royalty payment increases to $12,500 in September 2023, to $15,000 in September 2028 and to $20,000 in September 2033.  The Company has the right to buy the leased claims at any time for $250,000.

F-12

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

Newmont Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. (collectively, “Victoria”) their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s original landholdings at the Relief Canyon Mine in Pershing County, Nevada.

Approximately 8,900 acres of the lands that the Company acquired from Victoria were a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd. (“Newmont”), which the Company refers to as the Newmont Leased property. At that time, the Newmont Leased property consisted of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

On January 14, 2015, the Company entered into an Asset Purchase Agreement with Newmont (the “Asset Purchase Agreement”) pursuant to which the Company acquired for $6.0 million, 74 unpatented mining claims totaling approximately 1,300 acres that the Company had previously leased from Newmont, and entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that the Company had previously subleased from Newmont.

As part of the January 2015 transactions completed pursuant to the Asset Purchase Agreement, a subsidiary of the Company entered into a Mining Lease (the “2015 Mining Lease”) with New Nevada Resources, LLC and New Nevada Lands, LLC (the “Owners”), covering certain fee lands (the “Leased Properties”) included in the Company’s Relief Canyon properties. The 2015 Mining Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Mining Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Leased Properties payable to the Owners.

Newmont Leased Property

As part of the Asset Purchase Agreement transactions, Newmont and the Company entered into an amendment of the 2006 Minerals Lease and Sublease (the “Third Amendment”), pursuant to which the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by the seventh anniversary of the effective date of the Third Amendment. Upon the eighth anniversary of the effective date of the Third Amendment, the Company shall pay an annual rental payment of $10.00 per acre if the Company does not incur $500,000 in qualified expenditures during the preceding year. Expenditures incurred in excess of the annual work commitment or rental payment obligation may be carried forward as credits against future annual work commitment obligations or rental payment obligations. As of December 15, 2016, the most recent cost reporting date, the Company can credit approximately $2.6 million in exploration expenditures already incurred against the remaining $2.5 million work commitment and future rental payment obligations.

Also as part of the transactions completed pursuant to the Asset Purchase Agreement, Newmont and the Owners entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties (the “Subleased Properties”) and subleased by the Company from Newmont pursuant to the 2006 Minerals Lease and Sublease. The 2015 Newmont Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Subleased Properties payable to the Owners. The Company continues to hold rights to the Subleased Properties pursuant to its 2006 Minerals Lease and Sublease with Newmont.

General

The Company has posted a statewide surface management surety bond with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in an amount of approximately $5.6 million, which is approximately $30,000 in excess of the coverage requirement as of December 31, 2016, to reclaim land disturbed in its exploration and mining operations. The surface management surety bond is provided through a third-party insurance underwriter. When the bond was issued in November 2013, the Company was required to place $2,250,000, or 45% of the original $5.0 million bond, in a collateral account. The funds deposited in the collateral account are classified as restricted cash on the Company’s balance sheet.

F-13

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

In March 2017, the Company increased its statewide surface management surety bond with the BLM from approximately $5.6 million to $12.3 million, in connection with the approval of the Company’s Plan of Operations Modification. The Company was required to deposit approximately $1.4 million in additional collateral reducing the overall collateral percentage to 30% of the total $12.3 million reclamation bond, or approximately $3.7 million of total collateral.

As of December 31, 2016, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company determined that no adjustment to the carrying value of mineral rights was required. As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	December 31, 2016	December 31, 2015
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Properties	13,709,441	13,709,441
Pershing Pass Property	576,400	576,400

	$22,786,912	$22,786,912

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	December 31, 2016	December 31, 2015
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	416,363	402,835
Land	—	358,886	358,886
Building and improvements	5 - 25 years	820,182	812,967
Site costs	10 years	1,412,624	1,400,197
Crushing system	20 years	2,505,012	2,482,976
Process plant and equipment	10 years	3,517,809	3,486,864
Vehicles and mining equipment	5 - 10 years	699,025	699,025
		9,786,896	9,700,745
Less: accumulated depreciation		(5,475,916)	(4,378,850)

		$4,310,980	$5,321,895

For the years ended December 31, 2016 and 2015, depreciation expense amounted to $1,097,066 and $1,125,758, respectively.

NOTE 5 — NOTES PAYABLE

In August 2012, the Company issued a note payable in the amount of $92,145 in connection with the acquisition of mining equipment. As of December 31, 2016, the note payable was paid in full. The note payable bore interest at approximately 7% per annum and was secured by a lien on the mining equipment. The note was paid in 48 equal monthly payments of $2,226 through August 2016. Notes payable — short and long term portion consisted of the following:

	December 31, 2016	December 31, 2015
Total notes payable	$-	$17,319
Less: current portion	-	(17,319)
Long term portion	$-	$-

The Company recognized interest expense of $488 and $2,287 for the year ended December 31, 2016 and 2015, respectively.

F-14

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 6 — ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine during the third quarter of 2014, the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

	December 31, 2016	December 31, 2015
Balance, beginning of year	$783,539	$798,605
Accretion expense	38,923	46,148
Reclamation obligations settled	-	(18,737)
Additions and changes in estimates	72,623	(42,477)
Balance, end of year	$895,085	$783,539

NOTE 7 — STOCKHOLDERS’ EQUITY

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with SAB Topic 4C.

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establishes.

Series A Convertible Preferred Stock

As of December 31, 2016 and 2015, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series B Convertible Preferred Stock

As of December 31, 2016 and 2015, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series C Convertible Preferred Stock

As of December 31, 2016 and 2015, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value, were authorized with none outstanding.

9% Series D Convertible Cumulative Preferred Stock

As of December 31, 2016 and 2015, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value, were authorized with none outstanding.

F-15

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Series E Convertible Preferred Stock

As of December 31, 2016 and 2015, 15,151 shares of Series E Preferred Stock, $0.0001 par value, were authorized and 8,946 and 9,375 shares issued and outstanding, respectively.

During September 2015, a certain holder of the Company’s Series E Preferred Stock converted 50 shares into 9,822 shares of Common Stock of the Company in accordance with the Series E Preferred Stock certificate of designation.

During February 2016 a holder of Series E Preferred Stock converted one Series E share into 292 shares of the Company’s Common Stock.

During March 2016 a holder of Series E Preferred Stock converted 100 Series E shares into 30,461 shares of the Company’s Common Stock.

During June 2016 holders of Series E Preferred Stock converted 328 Series E shares into 99,916 shares of the Company’s Common Stock.

Preferred Deemed Dividend

In connection with a February 4, 2016 private placement of shares of the Company’s Common Stock (as discussed below), the conversion price for the Series E Preferred Stock was reduced effective February 4, 2016 from $5.04 to $3.40 per share of Series E Preferred Stock. Following this adjustment, each share of Series E Preferred Stock was convertible into the number of shares of common stock obtained by dividing the Series E Original Issue Price, of $990.00, by the adjusted conversion price, resulting in each share of Series E Preferred Stock being convertible into approximately 291.176 shares of common stock. A total of 9,375 shares of Series E Preferred Stock remained outstanding at the time of adjustment, and as a result of the adjustment, were convertible into approximately 2,729,780 shares of common stock in the aggregate, compared to 1,841,528 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company recorded a preferred deemed dividend of approximately $3.02 million for the additional value of the beneficial conversion feature in February 2016, the period of the adjustment.

Additionally, in connection with a February 25, 2016 private placement of shares of the Company’s Common Stock and warrants to purchase shares of the Company’s Common Stock (as discussed below), the conversion price for the Series E Preferred Stock was further reduced effective February 25, 2016 from $3.40 to $3.25 per share of Series E Preferred Stock. Following this adjustment, each share of Series E Preferred Stock is convertible into the number of shares of Common Stock obtained by dividing the Series E Original Issue Price, of $990.00, by the adjusted conversion price, resulting in each share of Series E Preferred Stock being convertible into approximately 304.615 shares of Common Stock. A total of 9,374 shares of Series E Preferred Stock remained outstanding at the time of adjustment, and as a result of the adjustment, are convertible into approximately 2,855,469 shares of Common Stock in the aggregate, compared to 2,729,489 shares of Common Stock prior to the adjustment. The adjusted conversion price generated additional value to the convertibility feature of the Series E Preferred Stock. Accordingly, the Company recorded an additional preferred deemed dividend of approximately $580,000 for the additional value of the beneficial conversion feature in February 2016, the period of the adjustment.

Common Stock

Sale of Common Stock

In April 2015, the Company raised approximately $11.5 million in gross proceeds through a private placement to certain accredited investors of a total of 1,962,501 Units priced at $5.85 per Unit, with each Unit comprised of one share of the Company’s Common Stock and a 24-month warrant to purchase 0.4 of a share of Common Stock at an exercise price of $7.92. Net proceeds totaled approximately $10.5 million after commissions and legal fees. A total of 1,962,501 shares of Common Stock and warrants to acquire 785,045 shares of Common Stock were issued in the private placement, with 30 month warrants to acquire an additional 120,187 shares of Common Stock at an exercise price of $5.85 issued to broker-dealers acting on behalf of the Company in the placement.

F-16

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Sale of Common Stock (continued)

On February 4, 2016, the Company issued 367,647 shares of the Company’s Common Stock. The gross proceeds for this issuance totaled approximately $1.25 million. The shares were issued pursuant to subscription agreements entered into on February 4, 2016 between the Company and two accredited investors affiliated with Barry Honig, one of the Company’s directors.

On February 25, 2016, the Company issued 2,120,882 Units, with each Unit comprised of one share of Common Stock and a 30-month warrant to purchase 0.5 of a share of Common Stock at an exercise price of $5.06, for a total of 2,120,882 shares of Common Stock and warrants to acquire an additional 1,060,429 shares of Common Stock. The Company received gross proceeds of approximately $6.9 million, and net proceeds of approximately $6.1 million after commissions and legal and other fees and expenses.

On March 28, 2016, the Company issued 1,850,000 Units, with each Unit comprised of one share of Common Stock and a 30-month warrant to purchase 0.5 of a share of Common Stock at an exercise price of $4.35, for a total of 1,850,000 shares of Common Stock and warrants to acquire an additional 925,000 shares of Common Stock. The Company received net proceeds of approximately $6.0 million after legal fees and expenses.

In connection with these private placements, certain FINRA broker-dealers acted on behalf of the Company and were paid aggregate cash commissions of approximately $695,000 and reimbursed for expenses of approximately $25,000 and were granted a 30-month warrant to acquire an aggregate of 261,590 shares of Common Stock at an exercise price of $5.06.

Additionally, the Company paid a total of approximately $229,000 of legal fees and expenses in connection with the February 2016 and March 2016 private placements.

On December 2, 2016, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Laidlaw & Company (UK) Ltd. (“Laidlaw” or the “Underwriter”) pursuant to which, among other things, the Company agreed to issue and sell to the Underwriter, in an underwritten public offering (the “Offering”), an aggregate of 2,205,883 shares of the Company’s Common Stock at a public offering price of $3.40 per share of Common Stock.

Net proceeds from the Offering were approximately $6.6 million, after deducting approximately $859,000 of underwriting discounts and commissions and legal fees and other expenses in connection with the Offering. The Company intends to use the net proceeds from the Offering for advancing its Relief Canyon project, capital expenditures, working capital and general corporate purposes.

Common stock for services

In March 2016, the Company issued an aggregate of 9,480 shares of its Common Stock to two consultants in connection with services rendered. The Company valued these common shares at the fair value ranging from $3.70 to $3.90 per common share or $35,599 based on the quoted trading price on the grant date. In connection with issuance of these common shares, the Company recorded stock-based consulting of $35,599 for the year ended December 31, 2016.

In May 2016, the Company issued an aggregate of 4,843 shares of its Common Stock to a consultant in connection with services rendered. The Company valued these common shares at the fair value of $4.12 per common share or $20,000 based on the quoted trading price on the grant date. In connection with issuance of these common shares, the Company recorded stock-based consulting of $20,000 for the year ended December 31, 2016.

In December 2016, the Company issued 1,000 shares of Common Stock upon the vesting of 1,000 restricted stock units to a former employee. The Company cancelled 2,000 forfeited restricted stock units and an aggregate of 11,111 shares of Common Stock due to forfeiture. Additionally, the Company cancelled an aggregate of 12,964 shares of Common Stock due to forfeiture from the termination of a consultant agreement.

F-17

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Restricted Stock Units

On June 8, 2015 and June 9, 2015, the Company granted an aggregate of 66,668 restricted stock units to certain of the Company’s non-employee members of the board of directors. The fair market value on the date of grant was approximately $406,000. The restricted stock units vest over a three-year period. For each vested restricted stock unit, the holder will be entitled to receive one unrestricted share of the Company's Common Stock upon the holder's termination of service on the Company's board of directors or upon a change in control. On September 4, 2015, as a result of the death of one of the non-employee members of the board of directors, 5,556 restricted stock units vested in full, and accordingly stock-based compensation was recognized as of December 31, 2015 reflecting the full vesting of the restricted stock units. As a result of the vesting, the Company issued 5,556 shares of Common Stock in September 2015.

On June 28, 2015, the Company granted an aggregate of 700,000 restricted stock units to Mr. Stephen Alfers, the Company’s Chief Executive Officer and President. Under the terms of the agreement, 300,000 restricted stock units (the “Initial RSUs”) are subject to vesting upon Mr. Alfers’ continuous employment through December 31, 2018, with earlier vesting upon certain events, such as a change in control. The remaining 400,000 restricted stock units (the “Incentive RSUs”) are subject to vesting upon the attainment of certain performance-based milestones set forth in the agreement and become fully vested upon a change in control. For each fully vested restricted stock unit, Mr. Alfers will be entitled to receive one share of Common Stock upon the earlier of December 31, 2018, Mr. Alfers’ separation from service or death, or a change in control. The fair market value on the date of grant of Mr. Alfers’ restricted stock units was approximately $1,755,000 and $2,340,000 for the Initial RSU’s and Incentive RSU’s, respectively. Compensation expense will be recognized on the Incentive RSU’s as the targets are obtained.

On December 9, 2015, the Company granted 12,500 restricted stock units to one of the Company’s non-employee members of the board of directors. The fair market value on the date of grant was approximately $45,750. The restricted stock units vest immediately. For each vested restricted stock unit, the holder will be entitled to receive one unrestricted share of the Company's Common Stock upon the holder's termination of service on the Company's board of directors or upon a change in control.

On December 23, 2015, the Company granted an aggregate of 50,000 restricted stock units to employees of the Company. The fair market value on the date of grant was approximately $175,000. The shares granted to employees vest one third on the date of grant and one third at the end of each of the years ending one and two years after the date of issuance. For each vested restricted stock unit, the holder will be entitled to receive one unrestricted share of the Company's Common Stock upon the holder's termination of employment under certain circumstances or upon a change in control.

In June 2016, 120,000 Incentive RSUs vested upon the attainment of certain performance-based milestones. Accordingly, stock-based compensation expense of $702,000 was recognized during the year ended December 31, 2016.

On June 24, 2016, the Company granted 5,995 restricted stock units to one of the Company’s non-employee members of the Company’s Board of Directors. The fair market value on the date of grant was $25,239. The restricted stock units vest over a three-year period. For each vested restricted stock unit, the holder will be entitled to receive one unrestricted share of the Company's Common Stock upon the holder's termination of service on the Company's Board of Directors or upon a change in control.

In February 2017, the Company granted an aggregate of 116,229 restricted stock units to employees and directors of the Company in connection with employee bonus compensation and annual equity awards to non-employee directors for fiscal 2016. The fair market value on the date of grant was approximately $382,000. The restricted stock units granted to employees and directors vest 50% on the date of grant and the balance vest over a one-year period from the date of issuance. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In March 2017, the Company granted 50,000 restricted stock units to the CEO of the Company in connection with bonus compensation for fiscal 2016. The fair market value on the date of grant was approximately $149,500. The restricted stock units granted to the CEO vested upon grant. The Common Stock underlying the restricted stock units will be issued upon on the earlier of a change in control or other acceleration or December 31, 2018.

As of December 31, 2016, the Company recognized a liability equivalent to the fair value of approximately $530,000 which has been included in accounts payable and accrued expenses. Consequently, the Company recognized stock based compensation of approximately $530,000 during the year ended December 31, 2016 in connection with these transactions.

F-18

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Restricted Stock Units (continued)

During the year ended December 31, 2016 and 2015, the Company recorded total stock-based compensation expense in connection with restricted stock and restricted stock unit awards of $2,255,811 and $2,025,258, respectively.  At December 31, 2016, there was a total of $2,896,941 of unrecognized compensation expense in connection with restricted stock and restricted stock unit awards.

A summary of the status of the restricted stock units as of December 31, 2016 and 2015, and of changes in restricted stock units outstanding during the year ended December 31, 2016 and 2015, is as follows:

	Restricted Stock Units	Weighted Average Grant-Date Fair Value Per Share
Balance at December 31, 2014	19,158	$5.20
Granted	829,168	5.69
Vested and converted	(5,556)	5.94
Forfeited	—	—
Balance at December 31, 2015	842,770	5.60
Granted	5,995	4.21
Vested and converted	(1,000)	3.50
Forfeited	(2,000)	3.50
Balance at December 31, 2016	845,765	$5.68

Common Stock Options

A summary of the Company’s stock options as of December 31, 2016 and 2015 and changes during the period are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2014	1,811,121	$7.20	7.15
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance at December 31, 2015	1,811,121	7.20	6.15
Granted	—	—	—
Exercised	—	—	—
Forfeited	(16,668)	7.20	—
Cancelled	—	—	—
Balance outstanding at December 31, 2016	1,794,453	$7.21	5.20
Options exercisable at end of year	1,794,453	$7.21
Options expected to vest	—
Weighted average fair value of options granted during the period		$—

F-19

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 7 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of December 31, 2016 and 2015 and changes during the period then ended is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2014	2,114,188	$7.74	1.83
Granted	913,566	7.62	1.62
Cancelled	-	-	—
Forfeited	(217,175)	(9.00)	—
Exercised	—	—	—
Balance at December 31, 2015	2,810,579	7.55	1.07
Granted	2,247,019	7.62	2.50
Cancelled	(746,432)	7.20	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2016	4,311,166	$6.16	0.98
Warrants exercisable at December 31, 2016	4,311,166	$6.16	0.98
Weighted average fair value of warrants granted during the year ended December 31, 2016		$4.77

On January 28, 2015, the Company issued four-year warrants to purchase 8,334 shares of Common Stock to a consultant. The warrants vested on March 1, 2015 and are exercisable at $5.40 per share. The 8,334 warrants were valued on the grant date at approximately $2.88 per warrant or a total of approximately $24,300 using a Black-Scholes option pricing model with the following assumptions: stock price of $5.40 per share (based on the quoted trading price on the date of grant), volatility of 72%, expected term of 4 years, and a risk- free interest rate of 1.25%. The Company recognized stock-based consulting expense of approximately $24,300 during the year ended December 31, 2015.

In April 2015, in connection with the private placement, the Company issued 24-month warrants to purchase shares of Common Stock at an exercise price of $7.92 per share, for a total of 785,045 shares of Common Stock. The Company also issued 30-month warrants to purchase 120,187 shares of Common Stock at an exercise price of $5.85 to broker-dealers acting on behalf of the Company in the private placement.

In December 2015, 217,175 warrants to purchase shares of the Company’s common stock at a price of $9.00 per share were forfeited as the warrants were not exercised prior to their expiration date.

On February 25, 2016, the Company granted 1,060,429 30-month warrants to purchase shares of Common Stock at an exercise price of $5.06 per share in connection with a private placement sale. The warrants are exercisable six months and a day after issuance and will expire on August 25, 2018. The Company also granted 30-month warrants to acquire an aggregate of 261,590 shares of Common Stock at an exercise price of $5.06 to a certain FINRA broker-dealer who acted on behalf of the Company.

On March 28, 2016, the Company granted 925,000 30-month warrants to purchase shares of Common Stock at an exercise price of $4.35 per share in connection with a private placement sale.

F-20

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 8 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive Common Stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the year ended December 31, 2016	For the year ended December 31, 2015
Numerator:
Net loss available to common stockholders	$(19,235,140)	$(19,123,933)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	25,483,353	21,165,083
Net loss per common share, basic and diluted	$(0.75)	$(0.90)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s loss from continuing operations and loss from discontinued operations. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2016	December 31, 2015
Common stock equivalents:
Stock options	1,794,453	1,811,121
Stock warrants	4,311,166	2,810,579
Restricted stock units	845,765	842,770
Convertible preferred stock	2,725,092	1,841,528
Total	9,676,476	7,305,998

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its corporate facility and certain office equipment under operating leases with expiration dates through 2018. In April 2015, the Company executed a new operating lease agreement for its corporate facility in Lakewood, Colorado. The lease is for a period of 39 months commencing in May 2015 and expires in July 2018. The Company recognized total deferred rent of $11,250 ($6,738 current portion and $4,512 long -term portion) in connection with this lease agreement as of December 31, 2016. The Company recognized total deferred rent of $15,988 ($5,217 current portion and $10,771 long- term portion) in connection with this lease agreement as of December 31, 2015. Rent expense was $62,020 and $62,364 for the years ended December 31, 2016 and 2015, respectively.

Future minimum rental payments required under operating leases are as follows:

2017	$83,343
2018	45,455
$128,798

F-21

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 9 — COMMITMENTS AND CONTINGENCIES (continued)

Mining Leases

As more fully discussed in Note 3 — Mineral Properties, the Company leases certain mineral properties included in its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2017	$25,000
2018	25,000
2019	25,000
2020	25,000
2021	25,000
Thereafter	42,500
$167,500

The Company incurred mining lease payments of $16,458 and $10,000 for the years ended December 31, 2016 and 2015, respectively.

Credit Facility

On November 29, 2016, the Company entered into a non-binding term sheet with Sprott Resource Lending (the “Lender”) pursuant to which the Lender would provide a credit facility with a principal amount of up to $20 million (the “Facility”). The Company’s ability to draw down on the Facility is subject to the negotiation and execution of definitive agreements, completion by the Lender of its due diligence review and the satisfaction of other customary closing conditions. The Facility, when completed, would be available for up to three draws occurring during a period of five months following the closing date. As a condition to any such draw, the Company would be required to raise equity financing not less than the amount drawn. Amounts drawn under the Facility would be secured by a lien on the Relief Canyon Mine and processing facilities and would bear interest at 9.0% per annum. Amounts drawn would mature three years following the date drawn, with monthly principal payments commencing on the earlier of June 30, 2018 or upon achievement of commercial production at the Relief Canyon Mine. The proceeds of the Facility would be used to advance the Relief Canyon project towards production. There is no assurance that definitive agreements with respect to the Facility will be completed or that any amount will be drawn under the Facility. The Company has paid a structuring fee of $200,000 and a retainer fee of $100,000. Such retainer is refundable and shall be applied against legal fees and expenses incurred. As of December 31, 2016, the fees paid to the Lender and legal fees related to the credit facility of $312,415 are included in prepaid expenses and other current assets and will be recorded as a reduction in proceeds received form the Facility when drawn.

F-22

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 10 — INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards.  ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carryforward for tax purposes totaling approximately $63.2 million at December 31, 2016, expiring through the year 2036. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after certain ownership shifts

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Tax benefit computed at “expected” statutory rate	$(5,316,096)	$(6,502,139)
State income taxes, net of benefit	—	—
Permanent differences:
Stock based compensation and consulting	629,133	18,886
Prior year true-ups	—	833,847
Other	155,300	13,512
Increase in valuation allowance	4,531,663	5,635,894
Net income tax benefit	$—	$—

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
Computed “expected” tax expense (benefit)	(34.0)%	(34.0)%
State income taxes	0%	0%
Permanent differences	5.02%	4.53%
Change in valuation allowance	28.98%	29.47%
Effective tax rate	0.0%	0.0%

The Company has a deferred tax asset which is summarized as follows at December 31, 2016 and 2015:

Deferred tax assets:

	December 31, 2016	December 31, 2015
Net operating loss carryover	$21,486,659	$18,920,702
Stock based compensation	4, 422,167	4,986,677
Depreciable and depletable assets	(212,727)	(367,352)
Mining explorations	5,390,018	3,028,546
Capital loss carryforward	1,482,865	1,482,863
Other	28,639	27,062
Less: valuation allowance	(32,597,621)	(28,078,498)
Net deferred tax asset	$—	$—

After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2016, due to the uncertainty of realizing the deferred income tax assets. The valuation allowance was increased by approximately $4.5 million.

F-23

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016

(in United States dollars)

NOTE 11 — SUBSEQUENT EVENTS

In February 2017, the Company granted an aggregate of 116,229 restricted stock units to employees and directors of the Company in connection with employee bonus compensation and annual equity awards to non-employee directors for fiscal 2016. The fair market value on the date of grant was approximately $382,000. The restricted stock units granted to employees and directors vest 50% on the date of grant and the balance vest over a one-year period from the date of issuance. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control (see Note 7).

In February 2017, the Company granted 25,000 restricted stock units to new employees of the Company. The fair market value on the date of grant was approximately $80,000. The restricted stock units granted to employees vest one-third on December 31, 2017, 2018 and 2019. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In February 2017, the Company issued 3,666 shares of Common Stock upon the vesting of 3,666 restricted stock units to a former employee. The Company cancelled 2,334 forfeited restricted stock units and an aggregate of 7,222 shares of Common Stock due to forfeiture.

In February 2017, the Company granted 100,000 24-month warrants to purchase shares of Common Stock at an exercise price of $3.45 per share in connection with a contract for services. The warrants vest ratably over the term of the services agreement.

During January 2017 and February 2017, 1,128,358 warrants to purchase shares of the Company’s Common Stock were forfeited as the warrants were not exercised prior to their expiration date.

In March 2017, the Company granted 50,000 restricted stock units to the CEO of the Company in connection with bonus compensation for fiscal 2016. The fair market value on the date of grant was approximately $149,500. The restricted stock units granted to the CEO vested upon grant. The Common Stock underlying the restricted stock units will be issued upon on the earlier of a change in control or other acceleration or December 31, 2018 (see Note 7).

In March 2017, the Company increased its statewide surface management surety bond with the BLM from approximately $5.6 million to $12.3 million, in connection with the approval of the Company’s Plan of Operations Modification. The Company was required to deposit approximately $1.4 million in additional collateral reducing the overall collateral percentage to 30% of the total $12.3 million reclamation bond, or approximately $3.7 million of total collateral (see Note 3).

F-24

PERSHING GOLD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in United States dollars)

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,962,832	$11,722,102
Restricted cash	3,690,000	2,250,000
Prepaid expenses and other current assets	954,873	1,139,760
Deposit	3,884	-

Total Current Assets	6,611,589	15,111,862

NON - CURRENT ASSETS:
Property and equipment, net	3,520,483	4,310,980
Mineral rights	22,803,912	22,786,912
Reclamation bond deposit	50,000	25,000
Deposit	-	3,884

Total Non - Current Assets	26,374,395	27,126,776

Total Assets	$32,985,984	$42,238,638

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$410,983	$2,150,195
Deferred rent - current portion	6,447	6,738
Deposit	1,750	-

Total Current Liabilities	419,180	2,156,933

LONG-TERM LIABILITIES:
Deposit	-	1,750
Deferred rent - long term portion	-	4,512
Asset retirement obligation	923,981	895,085

Total Liabilities	1,343,161	3,058,280

Commitments and Contingencies

STOCKHOLDERS' EQUITY :
Preferred stock, $0.0001 par value; 50,000,000 authorized
Convertible Series A Preferred stock ($0.0001 Par Value; 2,250,000 Shares Authorized;
none issued and outstanding as of September 30, 2017 and December 31, 2016)	-	-
Convertible Series B Preferred stock ($0.0001 Par Value; 8,000,000 Shares Authorized;
none issued and outstanding as of September 30, 2017 and December 31, 2016)	-	-
Convertible Series C Preferred stock ($0.0001 Par Value; 3,284,396 Shares Authorized;
none issued and outstanding as of September 30, 2017 and December 31, 2016)	-	-
Convertible Series D Preferred stock ($0.0001 Par Value; 7,500,000 Shares Authorized;
none issued and outstanding as of September 30, 2017 and December 31, 2016)	-	-
Convertible Series E Preferred stock ($0.0001 Par Value; 15,151 Shares Authorized;
8,946 shares issued and outstanding; liquidation preference of $9,742,194
as of September 30, 2017 and December 31, 2016)	1	1
Common stock ($0.0001 Par Value; 200,000,000 Shares Authorized;
28,402,389 and 28,389,378 shares issued and outstanding as of September 30, 2017 and December 31, 2016)	2,840	2,839
Additional paid-in capital	197,297,737	195,705,344
Accumulated deficit	(165,657,755)	(156,527,826)

Total Stockholders' Equity	31,642,823	39,180,358

Total Liabilities and Stockholders' Equity	$32,985,984	$42,238,638

See accompanying notes to unaudited consolidated financial statements.

F-25

PERSHING GOLD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in United States dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$-	$-	$-	$-

Operating expenses:
Compensation and related taxes	826,674	889,726	3,139,184	3,561,221
Exploration cost	189,295	1,294,705	1,017,425	1,800,493
Consulting fees	501,202	374,870	1,723,607	1,533,151
General and administrative expenses	1,008,016	1,071,611	3,250,493	3,109,428

Total operating expenses	2,525,187	3,630,912	9,130,709	10,004,293

Loss from operations	(2,525,187)	(3,630,912)	(9,130,709)	(10,004,293)

Other income (expenses):
Other income	-	-	9,673	-
Foreign currency gain (loss)	674	-	(9,981)	-
Interest expense and other finance costs	(1,181)	(703)	(6,159)	(5,406)
Interest income	3,138	421	7,247	1,138

Total other income (expenses) - net	2,631	(282)	780	(4,268)

Loss before provision for income taxes	(2,522,556)	(3,631,194)	(9,129,929)	(10,008,561)

Provision for income taxes	-	-	-	-

Net loss	$(2,522,556)	$(3,631,194)	$(9,129,929)	$(10,008,561)

Preferred deemed dividend	-	-	-	(3,599,565)

Net loss available to common stockholders	$(2,522,556)	$(3,631,194)	$(9,129,929)	$(13,608,126)

Net loss per common share, basic and diluted	$(0.09)	$(0.14)	$(0.32)	$(0.54)

Weighted average common shares
outstanding - basic and diluted	28,402,389	26,206,570	28,396,928	25,049,831

See accompanying notes to unaudited consolidated financial statements.

F-26

PERSHING GOLD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in United States dollars)

	For the Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(9,129,929)	$(10,008,561)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	825,136	829,260
Accretion	28,896	29,192
Stock-based compensation	1,044,888	1,634,189

Changes in operating assets and liabilities:
Other receivables	-	65,653
Prepaid expenses and other current assets	184,887	421,322
Accounts payable and accrued expenses	(1,191,706)	313,783
Deferred rent	(4,803)	(3,304)

NET CASH USED IN OPERATING ACTIVITIES	(8,242,631)	(6,718,466)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in reclamation bond deposits	(25,000)	-
Purchase of mineral rights	(17,000)	(3,165)
Purchase of property and equipment	(34,639)	-

NET CASH USED IN INVESTING ACTIVITIES	(76,639)	(3,165)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	-	13,206,488
Payments on notes payable	-	(17,319)

NET CASH PROVIDED BY FINANCING ACTIVITIES	-	13,189,169

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS	(8,319,270)	6,467,538

CASH, CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS- beginning of period	13,972,102	5,487,384

CASH, CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS- end of period	$5,652,832	$11,954,922

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$6,159	$5,406
Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Reduction of accrued bonuses in connection with vested restricted common stock unit grants	$469,423	$-
Reduction of accounts payable in connection with issuance of common stock	$8,250	$-
Reduction of accounts payable in connection with issuance of restricted stock unit grants	$65,000	$-
Preferred stock deemed dividend	$-	$3,599,565

See accompanying notes to unaudited consolidated financial statements.

F-27

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Pershing Gold Corporation (the “Company”), formerly named Sagebrush Gold Ltd., was incorporated under the laws of the State of Nevada on August 2, 2007. The Company is a gold and precious metals exploration company pursuing exploration, development, and mining opportunities primarily in Nevada. The Company is currently focused on exploration of its Relief Canyon properties in Pershing County in northwestern Nevada. None of the Company’s properties contain proven and probable reserves, and the Company’s activities on all of its properties are exploratory in nature.

On August 30, 2011, the Company, through its wholly-owned subsidiary, Gold Acquisition Corp. (“Gold Acquisition”), acquired the Relief Canyon Mine property (“Relief Canyon”) located in Pershing County, near Lovelock, Nevada.

A wholly-owned subsidiary, Pershing Royalty Company, a Delaware corporation, was formed on May 17, 2012 to hold royalty interests in two gold exploration properties. On July 5, 2016, a wholly-owned subsidiary, Blackjack Gold Corporation, a Nevada corporation, was formed for potential purchases of exploration targets.

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin Topic 4C: Equity Accounts – Change in Capital Structure (“SAB Topic 4C”).

Going concern

These consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period of time. The Company has incurred a net loss of approximately $9.1 million for the nine months ended September 30, 2017, has used approximately $8.2 million of net cash in operations for the nine months ended September 30, 2017, has incurred a total cumulative deficit of approximately $165.7 million since its inception and requires capital for its contemplated business and exploration activities to take place. The Company plans to raise additional capital to carry out its business plan. The Company’s ability to raise additional capital through future equity and debt securities issuances is unknown. Obtaining additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to profitable operations are necessary for the Company to continue business. The ability to successfully resolve these factors raises substantial doubt about the Company’s ability to continue as a going concern as determined by management. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and present the consolidated financial statements of the Company and its wholly-owned subsidiaries as of September 30, 2017. All intercompany transactions and balances have been eliminated. All adjustments (consisting of normal recurring items) necessary to present fairly the Company’s financial position as of September 30, 2017, and the results of operations and cash flows for the nine months ended September 30, 2017 have been included. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year. The accounting policies and procedures employed in the preparation of these consolidated financial statements have been derived from the audited financial statements of the Company for the fiscal year ended December 31, 2016, which are contained in the Company’s Form 10-K as filed with the Securities and Exchange Commission (“SEC”) on March 29, 2017. The consolidated balance sheet as of December 31, 2016, contained herein, was derived from those financial statements.

F-28

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the useful life of property and equipment, the valuation of deferred tax assets and liabilities, including valuation allowance, amounts and timing of closure obligations, the assumptions used to calculate fair value of restricted stock units, options and warrants granted, stock-based compensation, beneficial conversion on preferred stock, capitalized mineral rights, asset valuations, timing of the performance criteria of restricted stock units and the fair value of common stock issued.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. The reclassified amounts have no impact on the Company’s previously reported financial position or results of operations.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institutions. The Company’s accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000.

At September 30, 2017, the Company had bank balances exceeding the FDIC insurance limit on interest bearing accounts. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds deposits.

Restricted cash

Restricted cash consists of cash and investments which are held as collateral under surface management surety bonds issued on the Company’s behalf. The following table provides a reconciliation of cash, cash equivalents and restricted cash equivalents reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

	September 30, 2017	December 31, 2016
	(Unaudited)

Cash and cash equivalents	$1,962,832	$11,722,102
Restricted cash equivalents	3,690,000	2,250,000
Total cash, cash equivalents and restricted cash equivalents	$5,652,832	$13,972,102

Fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

F-29

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.
Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, other receivables, prepaid expenses, accounts payable and accrued expenses approximate their estimated fair market values based on the short-term maturity of these instruments.

Prepaid expenses and other current assets

Prepaid expenses and other current assets of $954,873 and $1,139,760 at September 30, 2017 and December 31, 2016, respectively, consist primarily of costs paid for future services which will occur within a year. Prepaid expenses principally include prepayments for consulting, public relations, and business advisory services, insurance premiums, drilling services, mining claim fees and mineral lease fees which are being amortized over the terms of their respective agreements. Included in other current assets are deferred financing costs of $369,240 and $312,415 at September 30, 2017 and December 31, 2016, respectively. The Company defers these costs until such time that the associated financing is completed. Upon completion and recognition of the proceeds, any deferred financing costs will be reported as a direct deduction from the amount of the proceeds received. If it is determined that the contemplated financing will not be completed, any amounts deferred will be expensed.

Mineral property acquisition and exploration costs

Costs of leasing, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and upon development of a plan for operating a mine, it would enter the development stage and capitalize future costs until production is established. When a property reaches the production stage, the related capitalized costs are amortized using the units-of-production method over the estimated life of the proven and probable reserves. If in the future the Company has capitalized mineral properties, these properties will be periodically assessed for impairment. To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are being expensed.

ASC 930-805, “Extractive Activities-Mining: Business Combinations” (“ASC 930-805”), states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights. Acquired mineral rights are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

ASC 930-805-30-1 and 30-2 provide that, in fair valuing mineral assets, an acquirer should take into account both:

•           The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

•           The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets, generally one to twenty-five years.

F-30

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

The Company accounts for the impairment or disposal of long-lived assets according to ASC 360, “Property, Plant and Equipment”. The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of long-lived assets, including mineral rights, may not be recoverable. Long-lived assets in the exploration stage are monitored for impairment based on factors such as the Company’s continued right to explore the area, exploration reports, assays, technical reports, drill results and the Company’s continued plans to fund exploration programs on the property, and whether sufficient work has been performed to indicate that the carrying amount of the mineral property cost carried forward as an asset will not be fully recovered. The tests for long-lived assets in the exploration stage are monitored for impairment based on factors such as current market value of the long-lived assets and results of exploration, future asset utilization, business climate, mineral prices and future undiscounted cash flows expected to result from the use of the related assets.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future net undiscounted cash flows expected to be generated by the asset. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The Company did not record any impairment of its long-lived assets at September 30, 2017 and December 31, 2016, respectively.

Asset Retirement Obligations

Asset retirement obligations (“ARO”), consisting primarily of estimated mine reclamation and closure costs at the Company’s Relief Canyon property, are recognized in the period incurred and when a reasonable estimate can be made, and recorded as liabilities at fair value. Such obligations, which are initially estimated based on discounted cash flow estimates, are accreted to full value over time through charges to accretion expense. Corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. Asset retirement obligations are periodically adjusted to reflect changes in the estimated present value resulting from revisions to the estimated timing or amount of reclamation and closure costs. The Company reviews and evaluates its asset retirement obligations annually or more frequently at interim periods if deemed necessary.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

F-31

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Effective for the fiscal year-ended December 31, 2016, the Company early adopted ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”), which makes several modifications to Topic 718. Upon adoption of ASU 2016-09, the Company recognizes the effect of forfeitures in compensation cost as they occur, rather than estimating forfeitures as of the award date. Any previously recognized compensation cost will be reversed in the period of forfeiture.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Related party transaction

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.

Foreign currency transactions

The Company accounts for foreign currency transactions in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”), specifically the guidance in subsection ASC 830-20, “Foreign Currency Transactions”. The U.S. dollar is the functional and reporting currency for the Company and its subsidiaries. Pursuant to ASC 830, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting gains or losses upon settlement reported in foreign exchange gain (loss) in the computation of net income (loss).

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance will be effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. Early adoption is permitted. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation - Stock Compensation (Topic 718)” (“ASU 2016-09”) as part of FASB's simplification initiative focused on improving areas of GAAP for which cost and complexity may be reduced while maintaining or improving the usefulness of information disclosed within the financial statements. ASU 2016-09 focuses on simplification specifically with regard to share-based payment transactions, including income tax consequences, classification of awards as equity or liabilities and classification on the statement of cash flows. The guidance in ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted. The Company’s adoption did not have a material impact on the Company’s consolidated results of operations, financial position and related disclosures.

F-32

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force)” (“ASU 2016-15”). ASU 2016-15 addresses the following eight specific cash flow issues: Debt prepayment or debt extinguishment costs; settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds from the settlement of insurance claims; proceeds from the settlement of corporate-owned life insurance policies (including bank-owned life insurance policies); distributions received from equity method investees; beneficial interests in securitization transactions; and separately identifiable cash flows and application of the predominance principle. This guidance will be effective for the Company on January 1, 2018. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash,” or ASU 2016-18. ASU 2016-18 is intended to clarify how entities present restricted cash in the statement of cash flows. The guidance requires entities to show the changes in the total of cash and cash equivalents and restricted cash in the statement of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash in the statement of cash flows. When cash and cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet. This reconciliation can be presented either on the face of the statement of cash flows or in the notes to the financial statements. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017 and is to be applied retrospectively. Early adoption is permitted, including adoption in an interim period. The Company early adopted ASU 2016-18 for the three-month period-ended September 30, 2017 and its adoption did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which eliminates Step 2 from the goodwill impairment test. When an indication of impairment was identified after performing the first step of the goodwill impairment test, Step 2 required that an entity determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) using the same procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under the amendments in ASU No. 2017-04, an entity would perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying value. An entity would recognize an impairment charge for the amount by which the carrying value exceeds the reporting unit’s fair value. In addition, an entity must consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. A public business entity that is a SEC filer should adopt the amendments in ASU No. 2017-04 for its annual, or any interim, good will impairment tests in fiscal years beginning after December 15, 2019. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share (Topic 260)”. The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not believe the guidance will have a material impact on its consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

F-33

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 3 — MINERAL PROPERTIES

The Company’s Relief Canyon property rights currently total approximately 25,000 acres and are comprised of approximately 948 owned unpatented mining claims, 120 owned millsite claims, 172 leased unpatented mining claims, and 2,235 acres of leased and 2,770 acres of subleased private lands. Most of the property on which the Relief Canyon deposit is located is subject to a 2% net smelter return production royalty, with a portion of that property subject to net smelter return production royalties totaling 4.5%. The rest of the property is subject, under varying circumstances, to net smelter return production royalties ranging from 2% to 5%.

Pershing Pass Property

The Pershing Pass property consists of over 700 unpatented mining claims covering approximately 12,000 acres and a mining lease of private lands covering approximately 600 acres.  Out of the total unpatented mining claims, 17 unpatented mining claims are subject to a 2% net smelter return royalty and 19 unpatented mining claims are leased with a purchase option.

The primary term of the mining lease of private lands is ten years ending in January 2023, which may be extended as long as mineral exploration, development or mining continue on the property. Production from the private lands covered by the lease is subject to a 2% net smelter return royalty on all metals produced other than gold, and to a royalty on gold indexed to the gold price, ranging from 2% at gold prices of less than $500 per ounce to 3.5% at gold prices over $1,500 per ounce. Prior to one year after commercial production begins, the Company can repurchase up to 3% of the royalty on gold production at the rate of $600,000 for each 1%.

In September 2013, the Company entered into a lease agreement and purchase option for 19 unpatented mining claims (approximately 400 acres) in the Pershing Pass Property. Production from the lease is subject to a 1% net smelter return royalty on precious metals and a 0.5% net smelter royalty on all other metals produced from the leased property. Prior to production, and starting in September 2016, the Company is required to pay a $10,000 annual advance minimum royalty payment until September 2023. The annual advance minimum royalty payment increases to $12,500 in September 2023, to $15,000 in September 2028 and to $20,000 in September 2033.  The Company has the right to buy the leased claims at any time for $250,000.

Newmont Properties

On April 5, 2012, the Company purchased from Victoria Gold Corp. and Victoria Resources (US) Inc. (collectively, “Victoria”) their interest in approximately 13,300 acres of mining claims and private lands adjacent to the Company’s original landholdings at the Relief Canyon Mine in Pershing County, Nevada.

Approximately 8,900 acres of the lands that the Company acquired from Victoria were a leasehold interest comprised of unpatented mining claims and private lands subject to a 2006 Mineral Lease and Sublease with Newmont USA Ltd. (“Newmont”), which the Company refers to as the Newmont Leased property. At that time, the Newmont Leased property consisted of 155 unpatented lode mining claims owned by Newmont comprising approximately 2,800 acres, approximately 4,900 acres of privately-owned fee minerals leased by Newmont from the owners, and 62 unpatented mining claims that were owned by Victoria within the Newmont Leased property and area of interest.

On January 14, 2015, the Company entered into an Asset Purchase Agreement with Newmont (the “Asset Purchase Agreement”) pursuant to which the Company acquired for $6.0 million, 74 unpatented mining claims totaling approximately 1,300 acres that the Company had previously leased from Newmont, and entered into a new mining lease directly with New Nevada Resources, LLC and New Nevada Lands, LLC for approximately 1,600 acres of fee, or private, land that the Company had previously subleased from Newmont.

As part of the January 2015 transactions completed pursuant to the Asset Purchase Agreement, a subsidiary of the Company entered into a Mining Lease (the “2015 Mining Lease”) with New Nevada Resources, LLC and New Nevada Lands, LLC (the “Owners”), covering certain fee lands (the “Leased Properties”) included in the Company’s Relief Canyon properties. The 2015 Mining Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Mining Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Leased Properties payable to the Owners.

F-34

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 3 — MINERAL PROPERTIES (continued)

Newmont Leased Property

As part of the Asset Purchase Agreement transactions, Newmont and the Company entered into an amendment of the 2006 Minerals Lease and Sublease (the “Third Amendment”), pursuant to which the Company agreed to a $2.6 million work commitment on the properties remaining subject to the 2006 Minerals Lease and Sublease to be expended by the seventh anniversary of the effective date of the Third Amendment. Upon the eighth anniversary of the effective date of the Third Amendment, the Company shall pay an annual rental payment of $10.00 per acre if the Company does not incur $500,000 in qualified expenditures during the preceding year. Expenditures incurred in excess of the annual work commitment or rental payment obligation may be carried forward as credits against future annual work commitment obligations or rental payment obligations. As of June 15, 2017, the most recent cost reporting date, the Company can credit approximately $2.8 million in exploration expenditures already incurred against the remaining $2.3 million work commitment and future rental payment obligations.

Also as part of the transactions completed pursuant to the Asset Purchase Agreement, Newmont and the Owners entered into a new Mining Lease (the “2015 Newmont Lease”) covering about 2,770 acres of private lands included in the Company’s Relief Canyon properties (the “Subleased Properties”) and subleased by the Company from Newmont pursuant to the 2006 Minerals Lease and Sublease. The 2015 Newmont Lease has a term of twenty years and for as long thereafter as any mining, development or processing operations are being conducted on a continuous basis. The 2015 Newmont Lease contains customary terms and conditions, including an advance royalty and a 2.5% net smelter returns production royalty on the Subleased Properties payable to the Owners. The Company continues to hold rights to the Subleased Properties pursuant to its 2006 Minerals Lease and Sublease with Newmont.

On March 29, 2017, the Company entered into a Mining Sublease with Newmont granting the Company the exclusive right to prospect, explore for, develop, and mine minerals on certain lands within the Pershing Pass area south of the Relief Canyon Mine. The Mining Sublease has an initial term of ten years and may be extended by the Company until December 3, 2034 and so long thereafter as any mining, development, or processing operations are being conducted continuously. The Mining Sublease calls for the Company to make minimum work expenditures for the first four years of the Mining Sublease, followed by annual advanced minimum royalty payments to Newmont to maintain the Mining Sublease in good standing. The Sublease may be terminated any time after providing 90 days written notice of termination. If the required minimum work commitment of $500,000 has not been satisfied prior to termination the Company must pay Newmont the difference between the $500,000 required minimum work commitment and costs already incurred by the Company towards the required minimum work commitment. As of June 30, 2017, the most recent cost reporting date, the Company can credit approximately $200,000 in exploration expenditures already incurred against the $1.5 million work commitment.

General

The Company has posted statewide surface management surety bonds with the United States Department of the Interior Bureau of Land Management (“BLM”) as required by the State of Nevada in the amount of approximately $12.3 million, which is approximately $76,000 in excess of the coverage requirement as of September 30, 2017, to reclaim land disturbed in its exploration and mining operations. The surface management surety bonds are provided through third-party insurance underwriters. The Company was required to deposit a total of $3,690,000, or 30% of the total surety bonds, in collateral accounts. The funds deposited in the collateral accounts are classified as restricted cash on the Company’s balance sheet.

As of September 30, 2017, based on management’s review of the carrying value of mineral rights, management determined that there is no evidence that the cost of these acquired mineral rights will not be fully recovered and accordingly, the Company determined that no adjustment to the carrying value of mineral rights was required. As of the date of these consolidated financial statements, the Company has not established any proven or probable reserves on its mineral properties and has incurred only acquisition and exploration costs.

Mineral properties consisted of the following:

	September 30, 2017	December 31, 2016
	(Unaudited)
Relief Canyon Mine — Gold Acquisition	$8,501,071	$8,501,071
Relief Canyon Mine — Newmont Properties	13,709,441	13,709,441
Pershing Pass Property	593,400	576,400

	$22,803,912	$22,786,912

F-35

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated Life	September 30, 2017	December 31, 2016
		(Unaudited)
Furniture and fixtures	5 years	$56,995	$56,995
Office and computer equipment	1 - 5 years	434,563	416,363
Land	—	358,886	358,886
Building and improvements	5 - 25 years	820,182	820,182
Site costs	10 years	1,412,624	1,412,624
Crushing system	20 years	2,505,012	2,505,012
Process plant and equipment	10 years	3,517,809	3,517,809
Vehicles and mining equipment	5 - 10 years	605,824	699,025
		9,711,895	9,786,896
Less: accumulated depreciation		(6,191,412)	(5,475,916)

		$3,520,483	$4,310,980

For the nine months ended September 30, 2017 and 2016, depreciation expense amounted to $825,136 and $829,260, respectively. During the nine months ended September 30, 2017, the Company wrote off fully depreciated property and equipment for a total of $109,640.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

In conjunction with the permit approval permitting the Company to resume mining in the existing open pits at the Relief Canyon Mine during the third quarter of 2014, the Company has recorded an asset retirement obligation based upon the reclamation plan submitted in connection with the permit.

The following table summarizes activity in the Company’s ARO:

	September 30, 2017	September 30, 2016
	(Unaudited)	(Unaudited)
Balance, beginning of period	$895,085	$783,539
Accretion expense	28,896	29,192
Reclamation obligations settled	-	-
Additions and changes in estimates	-	-
Balance, end of period	$923,981	$812,731

NOTE 6 — STOCKHOLDERS’ EQUITY

On June 17, 2015, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-18 (the “Reverse Stock Split”) which became effective on June 18, 2015. In connection with the Reverse Stock Split, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation, as amended, with the Nevada Secretary of State to reduce the number of shares of Common Stock the Company is authorized to issue from 800,000,000 to 200,000,000. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with SAB Topic 4C.

Preferred Stock

The Company is authorized within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation to provide by resolution or resolutions for the issuance of 50,000,000 shares of Preferred Stock, par value $0.0001 per share in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Company’s Board of Directors establishes.

F-36

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Series A Convertible Preferred Stock

As of September 30, 2017, 2,250,000 shares of Series A Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series B Convertible Preferred Stock

As of September 30, 2017, 8,000,000 shares of Series B Preferred Stock, $0.0001 par value were authorized with none outstanding.

Series C Convertible Preferred Stock

As of September 30, 2017, 3,284,396 shares of Series C Preferred Stock, $0.0001 par value, were authorized with none outstanding.

9% Series D Cumulative Preferred Stock

As of September 30, 2017, 7,500,000 shares of Series D Preferred Stock, $0.0001 par value, were authorized with none outstanding.

Series E Convertible Preferred Stock

As of September 30, 2017, 15,151 shares of Series E Preferred Stock, $0.0001 par value, were authorized with 8,946 Series E Preferred shares outstanding.

Common Stock

Restricted Stock Units

In February 2017, the Company granted an aggregate of 116,229 restricted stock units to employees and directors of the Company in connection with employee bonus compensation and annual equity awards to non-employee directors for fiscal year 2016. The fair market value on the date of grant was approximately $382,000. The restricted stock units granted to employees and directors vest 50% on the date of grant and the balance vest over a one-year period from the date of issuance. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In February 2017, the Company granted 25,000 restricted stock units to new employees of the Company. The fair market value on the date of grant was approximately $80,000. The restricted stock units granted to employees vest one-third on December 31, 2017, 2018 and 2019. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

In March 2017, the Company granted 50,000 restricted stock units to the CEO of the Company in connection with bonus compensation for fiscal year 2016. The fair market value on the date of grant was approximately $149,500. The restricted stock units granted to the CEO vested upon grant. The Common Stock underlying the restricted stock units will be issued upon on the earlier of a change in control or other acceleration or December 31, 2018.

Between February 2017 and March 2017, the Company issued 5,591 shares of Common Stock upon the vesting of 5,591 restricted stock units to former employees. The Company cancelled 3,759 forfeited restricted stock units and retired an aggregate of 10,926 shares of restricted Common Stock due to forfeitures prior to their vesting.

In April 2017, the Company converted 15,995 vested restricted stock units into 15,995 shares of the Company’s Common Stock due to the passing of one of the members of the Company’s Board of Directors.

Between April 2017 and September 2017, the Company issued 2,351 shares of Common Stock and granted a total of 35,575 restricted stock units to two members of the Company’s Board of Directors as payment in lieu of cash for retainer and meeting fees earned totaling $73,250 for fiscal years 2015 and 2016 and $54,500 for the nine months ended September 30, 2017. For each vested restricted stock unit, the holder will be entitled to receive one restricted share of the Company's Common Stock upon the holder's separation of employment under certain circumstances or upon a change in control.

F-37

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

As of December 31, 2016, the Company recognized a liability for employee bonus compensation with a fair value of approximately $530,000 which was included in accounts payable and accrued expenses. Consequently, the Company recognized stock based compensation of approximately $530,000 during the year ended December 31, 2016 in connection with these transactions. As of September 30, 2017, the Company recorded approximately $469,423 into additional paid in capital and a contemporaneous reduction of accounts payable and accrued expenses in connection with the issuance of vested restricted stock units related to fiscal year 2016 bonus compensations. As of September 30, 2017, the remaining balance of unvested restricted stock units related to fiscal year 2016 bonus compensations amounted to approximately $56,138.

During the nine months ended September 30, 2017 and 2016, the Company recorded total stock-based compensation expense in connection with restricted stock and restricted stock unit awards of $908,323 and $1,578,589, respectively.  At September 30, 2017, there was a total of $2,012,118 unrecognized compensation expense in connection with restricted stock and restricted stock unit awards.

A summary of the status of the restricted stock units as of September 30, 2017, and of changes in restricted stock units outstanding during the nine months ended September 30, 2017, is as follows:

	Nine months ended September 30, 2017
	(Unaudited)
	Restricted Stock Unit	Weighted Average Grant-Date Fair Value Per Share
Outstanding at December 31, 2016	845,765	$5.68
Granted	226,804	3.22
Vested and converted	(21,586)	3.55
Forfeited	(3,759)	3.41
Outstanding at September 30, 2017	1,047,224	$5.20

Common Stock Options

A summary of the Company’s outstanding stock options as of September 30, 2017 (unaudited) and changes during the nine months ended are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2016	1,794,453	$7.21	5.20
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Balance at September 30, 2017	1,794,453	7.21	4.45

Options exercisable at end of period	1,794,453	$7.21
Options expected to vest	—
Weighted average fair value of options granted during the period		$—

F-38

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 6 — STOCKHOLDERS’ EQUITY (continued)

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of September 30, 2017 (unaudited) and changes during the nine months ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2016	4,311,166	$6.16	0.98
Granted	100,000	3.45	2.00
Cancelled	(1,913,403)	7.79	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at September 30, 2017	2,497,763	$4.80	0.92

Warrants exercisable at September 30, 2017	2,497,763	$4.81	0.92

Weighted average fair value of warrants granted during the period		$0.87

In February 2017, the Company granted 100,000 24-month warrants to purchase shares of Common Stock at an exercise price of $3.45 per share in connection with a contract for services. The warrants vest ratably over the 6-month term of the services agreement. During the nine months ended September 30, 2017, the Company recorded total stock-based compensation expense of $86,899 in connection with this stock warrant grant.

During January 2017 and February 2017, 1,128,358 warrants to purchase shares of the Company’s Common Stock were forfeited as the warrants were not exercised prior to their expiration date.

During April 2017, 785,045 warrants to purchase shares of the Company’s Common Stock were forfeited as the warrants were not exercised prior to their expiration date.

NOTE 7 — NET LOSS PER COMMON SHARE

Net loss per common share is calculated in accordance with ASC Topic 260, “Earnings Per Share”. Basic loss per share is computed by dividing net loss available to common stockholder, adjusted for preferred dividends, by the weighted average number of shares of Common Stock outstanding during the period. The computation of diluted net loss per share does not include anti-dilutive Common Stock equivalents in the weighted average shares outstanding. The following table sets forth the computation of basic and diluted loss per share:

	For the Nine Months ended September 30, 2017	For the Nine Months ended September 30, 2016
	(Unaudited)	(Unaudited)
Numerator:
Net loss available to common stockholders	$(9,129,929)	$(13,608,126)
Denominator:
Denominator for basic and diluted loss per share (weighted-average shares)	28,396,928	25,049,831

Net loss per common share, basic and diluted	$(0.32)	$(0.54)

F-39

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 7 — NET LOSS PER COMMON SHARE (continued)

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	September 30, 2017	September 30, 2016
	(Unaudited)	(Unaudited)
Common stock equivalents:
Stock options	1,794,453	1,794,453
Stock warrants	2,497,763	4,311,166
Restricted stock units	1,047,224	848,765
Convertible preferred stock	2,725,092	2,725,092
Total	8,064,532	9,679,476

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its corporate facility and certain office equipment under operating leases with expiration dates through 2018. In April 2015, the Company executed a new operating lease agreement for its corporate facility in Lakewood, Colorado. The lease is for a period of 39 months commencing in May 2015 and expiring in July 2018. The Company recognized total deferred rent of $6,447 in connection with this lease agreement as of September 30, 2017. Rent expense was $38,557 and $49,573 for the nine months ended September 30, 2017 and 2016, respectively.

Future minimum rental payments required under operating leases are as follows:

2017	$21,086
2018	45,454
$66,540

Mining Leases

As more fully discussed in Note 3 — Mineral Properties, the Company leases certain mineral properties included in its Pershing Pass Property. The future minimum lease payments under these mining leases are as follows:

2017	$15,000
2018	25,000
2019	25,000
2020	25,000
2021	25,000
Thereafter	42,500
$157,500

F-40

PERSHING GOLD CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

(in United States Dollars)

NOTE 8 — COMMITMENTS AND CONTINGENCIES (continued)

Credit Facility

On November 29, 2016, the Company entered into a non-binding term sheet with Sprott Resource Lending (the “Lender”) pursuant to which the Lender would provide a credit facility with a principal amount of up to $20 million (the “Facility”). The Company’s ability to draw down on the Facility is subject to the negotiation and execution of definitive agreements, completion by the Lender of its due diligence review and the satisfaction of other customary closing conditions. The Facility, when completed, would be available for up to three draws occurring during a period of five months following the closing date. As a condition to any such draw, the Company would be required to raise equity financing not less than the amount drawn. Amounts drawn under the Facility would be secured by a lien on the Relief Canyon Mine and processing facilities and would bear interest at 9.0% per annum. Amounts drawn would mature three years following the date drawn, with monthly principal payments commencing on the earlier of June 30, 2018 or upon achievement of commercial production at the Relief Canyon Mine. The proceeds of the Facility would be used to advance the Relief Canyon project towards production. There is no assurance that definitive agreements with respect to the Facility will be completed or that any amount will be drawn under the Facility.

The Company has paid the Lender a structuring fee of $200,000 and a retainer fee of $100,000. Such retainer is refundable and shall be applied against legal fees and expenses incurred. As of September 30, 2017, the fees paid to the Lender and legal fees related to the Facility totaled $369,240 which are included in prepaid expenses and other current assets and will be recorded as a reduction in proceeds received from the Facility when, and if, drawn.

F-41

3,286,127 Shares

PERSHING GOLD CORPORATION

Common Stock

PROSPECTUS

January 26, 2018